EXHIBIT 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
of MGM MIRAGE
     We have audited the accompanying consolidated balance sheets of MGM MIRAGE and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MGM MIRAGE and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.
     As discussed in Note 12 to the consolidated financial statements, on January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 17, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
March 17, 2009
(June 23, 2009 as to Note 2, paragraphs one and two of Note 11, and Note 21)

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	At December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$295,644	$416,124
Accounts receivable, net	303,416	412,933
Inventories	111,505	126,941
Income tax receivable	64,685	—
Deferred income taxes	63,153	63,453
Prepaid expenses and other	155,652	106,364
Assets held for sale	538,975	—

Total current assets	1,533,030	1,125,815

Property and equipment, net	16,289,154	16,870,898

Other assets
Investments in and advances to unconsolidated affiliates	4,642,865	2,482,727
Goodwill	86,353	1,262,922
Other intangible assets, net	347,209	362,098
Deposits and other assets, net	376,105	623,226

Total other assets	5,452,532	4,730,973

	$23,274,716	$22,727,686

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$142,693	$220,495
Construction payable	45,103	76,524
Income taxes payable	—	284,075
Current portion of long-term debt	1,047,614	—
Accrued interest on long-term debt	187,597	211,228
Other accrued liabilities	1,549,296	932,365
Liabilities related to assets held for sale	30,273	—

Total current liabilities	3,002,576	1,724,687

Deferred income taxes	3,441,198	3,416,660
Long-term debt	12,416,552	11,175,229
Other long-term obligations	440,029	350,407

Commitments and contingencies (Note 13)
Stockholders’ equity
Common stock, $.01 par value: authorized 600,000,000 shares; issued 369,283,995 and 368,395,926 shares; outstanding 276,506,968 and 293,768,899 shares	3,693	3,684
Capital in excess of par value	4,018,410	3,951,162
Treasury stock, at cost (92,777,027 and 74,627,027 shares)	(3,355,963)	(2,115,107)
Retained earnings	3,365,122	4,220,408
Accumulated other comprehensive income (loss)	(56,901)	556

Total stockholders’ equity	3,974,361	6,060,703

	$23,274,716	$22,727,686

The accompanying notes are an integral part of these consolidated financial statements.

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended December 31,
	2008	2007	2006
Revenues
Casino	$2,975,680	$3,239,054	$3,130,438
Rooms	1,907,093	2,130,542	1,991,477
Food and beverage	1,582,367	1,651,655	1,483,914
Entertainment	546,310	560,909	459,540
Retail	261,053	296,148	278,695
Other	611,692	519,360	452,669

	7,884,195	8,397,668	7,796,733
Less: Promotional allowances	(675,428)	(706,031)	(620,777)

	7,208,767	7,691,637	7,175,956

Expenses
Casino	1,618,914	1,646,883	1,586,448
Rooms	533,559	542,289	513,522
Food and beverage	930,716	947,475	870,683
Entertainment	384,822	395,611	330,439
Retail	168,859	187,386	177,479
Other	397,504	307,914	236,486
General and administrative	1,278,501	1,251,952	1,169,271
Corporate expense	109,279	193,893	161,507
Preopening and start-up expenses	23,059	92,105	36,362
Restructuring costs	443	—	1,035
Property transactions, net	1,210,749	(186,313)	(40,980)
Gain on CityCenter transaction	—	(1,029,660)	—
Depreciation and amortization	778,236	700,334	629,627

	7,434,641	5,049,869	5,671,879

Income from unconsolidated affiliates	96,271	222,162	254,171

Operating income (loss)	(129,603)	2,863,930	1,758,248

Non-operating income (expense)
Interest income	16,520	17,210	11,192
Interest expense, net	(609,286)	(708,343)	(760,361)
Non-operating items from unconsolidated affiliates	(34,559)	(18,805)	(16,063)
Other, net	87,940	4,436	(15,090)

	(539,385)	(705,502)	(780,322)

Income (loss) from continuing operations before income taxes	(668,988)	2,158,428	977,926
Provision for income taxes	(186,298)	(757,883)	(341,930)

Income (loss) from continuing operations	(855,286)	1,400,545	635,996

Discontinued operations
Income from discontinued operations	—	10,461	18,473
Gain on disposal of discontinued operations	—	265,813	—
Provision for income taxes	—	(92,400)	(6,205)

	—	183,874	12,268

Net income (loss)	$(855,286)	$1,584,419	$648,264

Basic income (loss) per share of common stock
Income (loss) from continuing operations	$(3.06)	$4.88	$2.25
Discontinued operations	—	0.64	0.04

Net income (loss) per share	$(3.06)	$5.52	$2.29

Diluted income (loss) per share of common stock
Income (loss) from continuing operations	$(3.06)	$4.70	$2.18
Discontinued operations	—	0.61	0.04

Net income (loss) per share	$(3.06)	$5.31	$2.22

The accompanying notes are an integral part of these consolidated financial statements.

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities
Net income (loss)	$(855,286)	$1,584,419	$648,264
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	778,236	700,334	653,919
Amortization of debt discounts, premiums and issuance costs	10,620	4,298	(3,096)
Provision for doubtful accounts	80,293	32,910	47,950
Stock-based compensation	36,277	45,678	73,626
Business interruption insurance — lost profits	(9,146)	(66,748)	—
Business interruption insurance — cost recovery	(27,883)	(5,962)	(46,581)
Property transactions, net	1,210,749	(186,313)	(41,135)
Gain on early retirements of long-term debt	(87,457)	—	—
Gain on CityCenter transaction	—	(1,029,660)	—
Gain on disposal of discontinued operations	—	(265,813)	—
Income from unconsolidated affiliates	(40,752)	(162,217)	(229,295)
Distributions from unconsolidated affiliates	70,546	211,062	212,477
Deferred income taxes	79,516	32,813	59,764
Changes in current assets and liabilities:
Accounts receivable	20,500	(82,666)	(65,467)
Inventories	12,366	(8,511)	(10,431)
Income taxes receivable and payable	(346,878)	315,877	(129,929)
Prepaid expenses and other	14,983	10,937	(21,921)
Accounts payable and accrued liabilities	(187,858)	32,720	111,559
Real estate under development	—	(458,165)	(89,724)
Residential sales deposits	—	247,046	13,970
Business interruption insurance recoveries	28,891	72,711	98,786
Other	(34,685)	(30,334)	(50,784)

Net cash provided by operating activities	753,032	994,416	1,231,952

Cash flows from investing activities
Capital expenditures, net of construction payable	(781,754)	(2,917,409)	(1,758,795)
Proceeds from contribution of CityCenter	—	2,468,652	—
Proceeds from disposals of discontinued operations, net	—	578,873	—
Purchase of convertible note	—	(160,000)	—
Investments in and advances to unconsolidated affiliates	(1,279,462)	(31,420)	(103,288)
Property damage insurance recoveries	21,109	207,289	209,963
Dispositions of property and equipment	85,968	47,571	11,375
Other	(27,301)	15,745	(1,682)

Net cash provided by (used in) investing activities	(1,981,440)	209,301	(1,642,427)

Cash flows from financing activities
Net borrowings (repayments) under bank credit facilities — maturities of 90 days or less	2,760,450	(402,300)	756,850
Borrowings under bank credit facilities — maturities longer than 90 days	8,170,000	6,750,000	7,000,000
Repayments under bank credit facilities — maturities longer than 90 days	(8,450,000)	(7,500,000)	(8,150,000)
Issuance of long-term debt	698,490	750,000	1,500,000
Retirement of senior notes	(789,146)	(1,402,233)	(444,500)
Debt issuance costs	(48,700)	(5,983)	(28,383)
Issuance of common stock	—	1,192,758	—
Issuance of common stock upon exercise of stock awards	14,116	97,792	89,113
Purchases of common stock	(1,240,856)	(826,765)	(246,892)
Excess tax benefits from stock-based compensation	9,509	102,479	47,330
Other	(1,781)	3,715	(13,494)

Net cash provided by (used in) financing activities	1,122,082	(1,240,537)	510,024

Cash and cash equivalents
Net increase (decrease) for the year	(106,326)	(36,820)	99,549
Cash related to assets held for sale	(14,154)	—	(24,538)
Balance, beginning of year	416,124	452,944	377,933

Balance, end of year	$295,644	$416,124	$452,944

Supplemental cash flow disclosures
Interest paid, net of amounts capitalized	$622,297	$731,618	$778,590
State, federal and foreign income taxes paid, net of refunds	437,874	391,042	369,450

Non-cash investing and financing activities
Carrying value of net assets contributed to joint venture	$—	$2,773,612	$—
CityCenter partial completion guarantee and delayed equity contributions	1,111,837	—	—
The accompanying notes are an integral part of these consolidated financial statements.

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)
For the Years Ended December 31, 2008, 2007 and 2006

							Accumulated Other
	Common Stock		Capital in				Comprehensive	Total
	Shares	Par	Excess of	Deferred	Treasury	Retained	Income	Stockholders’
	Outstanding	Value	Par Value	Compensation	Stock	Earnings	(Loss)	Equity

Balances, January 1, 2006	285,070	$3,573	$2,586,587	$(3,618)	$(1,338,394)	$1,987,725	$(801)	$3,235,072

Net income	—	—	—	—	—	648,264	—	648,264
Currency translation adjustment	—	—	—	—	—	—	1,213	1,213
Other comprehensive income from unconsolidated affiliate, net	—	—	—	—	—	—	3	3

Total comprehensive income								649,480

Stock-based compensation	—	—	71,186	3,238	—	—	—	74,424
Tax benefit from stock-based compensation	—	—	60,033	—	—	—	—	60,033
Cancellation of restricted stock	(4)	—	—	70	(70)	—	—	—
Issuance of common stock upon exercise of stock options	5,623	56	89,057	—	—	—	—	89,113
Purchases of treasury stock	(6,500)	—	—	—	(246,892)	—	—	(246,892)
Restricted shares turned in for tax withholding	(280)	—	—	—	(11,764)	—	—	(11,764)
Other	—	—	(227)	310	—	—	—	83

Balances, December 31, 2006	283,909	3,629	2,806,636	—	(1,597,120)	2,635,989	415	3,849,549

Net income	—	—	—	—	—	1,584,419	—	1,584,419
Currency translation adjustment	—	—	—	—	—	—	583	583
Other comprehensive loss from unconsolidated affiliate, net	—	—	—	—	—	—	(442)	(442)

Total comprehensive income								1,584,560
Stock-based compensation	—	—	48,063	—	—	—	—	48,063
Tax benefit from stock-based compensation	—	—	115,439	—	—	—	—	115,439
Issuance of common stock	14,200	—	883,980	—	308,778	—	—	1,192,758
Issuance of common stock upon exercise of stock options and stock appreciation rights	5,510	55	96,691	—	—	—	—	96,746
Purchases of treasury stock	(9,850)	—	—	—	(826,765)	—	—	(826,765)
Other	—	—	353	—	—	—	—	353

Balances, December 31, 2007	293,769	3,684	3,951,162	—	(2,115,107)	4,220,408	556	6,060,703

Net income (loss)	—	—	—	—	—	(855,286)	—	(855,286)
Currency translation adjustment	—	—	—	—	—	—	(3,190)	(3,190)
Valuation adjustment to M Resort convertible note, net of taxes	—	—	—	—	—	—	(54,267)	(54,267)

Total comprehensive income (loss)								(912,743)

Stock-based compensation	—	—	42,418	—	—	—	—	42,418
Tax benefit from stock-based compensation	—	—	10,494	—	—	—	—	10,494
Issuance of common stock upon exercise of stock options and stock appreciation rights	888	9	14,107	—	—	—	—	14,116
Purchases of treasury stock	(18,150)	—	—	—	(1,240,856)	—	—	(1,240,856)
Other	—	—	229	—	—	—	—	229

Balances, December 31, 2008	276,507	$3,693	$4,018,410	$—	$(3,355,963)	$3,365,122	$(56,901)	$3,974,361

The accompanying notes are an integral part of these consolidated financial statements.

MGM MIRAGE AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — ORGANIZATION
     MGM MIRAGE (the “Company”) is a Delaware corporation, incorporated on January 29, 1986. As of December 31, 2008, approximately 54% of the outstanding shares of the Company’s common stock were owned by Tracinda Corporation, a Nevada corporation wholly owned by Kirk Kerkorian. As a result, Tracinda Corporation has the ability to elect the Company’s entire Board of Directors and determine the outcome of other matters submitted to the Company’s stockholders, such as the approval of significant transactions; see Note 2 for additional information. MGM MIRAGE acts largely as a holding company and, through wholly-owned subsidiaries, owns and/or operates casino resorts.
     The Company owns and operates the following casino resorts in Las Vegas, Nevada: Bellagio, MGM Grand Las Vegas, Mandalay Bay, The Mirage, Luxor, Treasure Island (“TI”), New York-New York, Excalibur, Monte Carlo, Circus Circus Las Vegas and Slots-A-Fun. Operations at MGM Grand Las Vegas include management of The Signature at MGM Grand Las Vegas, a condominium-hotel consisting of three towers. Other Nevada operations include Circus Circus Reno, Gold Strike in Jean, and Railroad Pass in Henderson. The Company has a 50% investment in Silver Legacy in Reno, which is adjacent to Circus Circus Reno. The Company also owns Shadow Creek, an exclusive world-class golf course located approximately ten miles north of its Las Vegas Strip resorts, and Primm Valley Golf Club at the California/Nevada state line.
     In December 2008, the Company entered into an agreement to sell TI for $775 million; see Note 21 for additional information. In April 2007, the Company completed the sale of Buffalo Bill’s, Primm Valley, and Whiskey Pete’s casino resorts (the “Primm Valley Resorts”), not including the Primm Valley Golf Club, with net proceeds to the Company of approximately $398 million. In June 2007, the Company completed the sale of the Colorado Belle and Edgewater in Laughlin (the “Laughlin Properties”), with net proceeds to the Company of approximately $199 million.
     The Company is a 50% owner of CityCenter, a mixed-use development on the Las Vegas Strip, between Bellagio and Monte Carlo. CityCenter will feature a 4,000-room casino resort designed by world-famous architect Cesar Pelli; two 400-room non-gaming boutique hotels, one of which will be managed by luxury hotelier Mandarin Oriental; approximately 425,000 square feet of retail shops, dining and entertainment venues; and approximately 2.1 million square feet of residential space in approximately 2,400 luxury condominium and condominium-hotel units in multiple towers. CityCenter is expected to open in late 2009, except CityCenter postponed the opening of The Harmon Hotel & Spa until late 2010 and cancelled the development of approximately 200 residential units originally planned. The other 50% of CityCenter is owned by Infinity World Development Corp. (“Infinity World”), a wholly-owned subsidiary of Dubai World, a Dubai, United Arab Emirates government decree entity. The Company is managing the development of CityCenter and, upon completion of construction, will manage the operations of CityCenter for a fee. Construction costs for the major components of CityCenter are covered by guaranteed maximum price contracts (“GMPs”) totaling $6.9 billion, which have been fully executed. Including the cancellation of The Harmon residential component, the Company anticipates total cost savings of approximately $0.5 billion which would reduce the $6.9 billion in GMP construction costs. In addition, by postponing The Harmon Hotel & Spa by one year the Company expects to defer $0.2 billion of construction costs necessary to complete the interior fit out. Additional budgeted cash expenditures include $1.8 billion of construction costs not included in the GMPs, $0.2 billion of preopening costs, and $0.3 billion of financing costs.
     The Company and its local partners own and operate MGM Grand Detroit in Detroit, Michigan. The resort’s interim facility closed on September 30, 2007 and the new casino resort opened on October 2, 2007. The Company also owns and operates two resorts in Mississippi — Beau Rivage in Biloxi and Gold Strike Tunica. Beau Rivage reopened in August 2006, after having been closed due to damage sustained as a result of Hurricane Katrina in August 2005.
     The Company has 50% interests in three resorts outside of Nevada — MGM Grand Macau, Grand Victoria and Borgata. MGM Grand Macau is a casino resort that opened on December 18, 2007. Pansy Ho Chiu-King owns the other 50% of MGM Grand Macau. Grand Victoria is a riverboat in Elgin, Illinois — an affiliate of Hyatt Gaming owns the other 50% of Grand Victoria and also operates the resort. Borgata is a casino resort located on Renaissance Pointe in the Marina area of Atlantic City, New Jersey. Boyd Gaming Corporation owns the other 50% of Borgata and also operates the resort.
     The Company owns additional land adjacent to Borgata, a portion of which consists of common roads, landscaping and master plan improvements, a portion of which is being utilized for an expansion of Borgata, and a portion of which is planned for a wholly-owned development, MGM Grand Atlantic City. The Company has made extensive progress in design and other pre-development activities. However, current economic conditions and the impact of the credit market environment have caused the Company to reassess timing for this project. Accordingly, the Company has postponed additional development activities. The Company has also postponed further design and pre-construction activities for its planned North Las Vegas Strip project with Kerzner International and Istithmar — see Note 13 for further discussion.

NOTE 2 —LIQUIDITY AND FINANCIAL POSITION
     The Company has significant indebtedness and significant financial commitments in 2009. In addition to commitments under employment, entertainment and other operational agreements, the Company’s financial commitments and estimated capital expenditures in 2009, as of December 31, 2008, totaled approximately $2.8 billion and consisted of:
•	Contractual maturities of long-term debt totaling approximately $1.0 billion;

•	Interest payments on long-term debt, estimated at $0.8 billion;

•	CityCenter required equity contributions of approximately $0.7 billion;

•	Other commitments of approximately $0.3 billion, including $0.2 billion of estimated capital expenditures;
     To fund its anticipated 2009 financial commitments, the Company had the following sources of funds in 2009 as of December 31, 2008:
•	Available borrowings under its senior credit facility of $1.2 billion;

•	Expected proceeds in 2009 from the sale of TI of approximately $0.6 billion;

•	Operating cash flow: The Company’s current expectations for 2009 indicate that operating cash flow will be lower than in 2008. In 2008, the Company generated approximately $1.8 billion of cash flow from operations before deducting a) cash paid for interest, which commitments are included in the list above, and b) the tax payment on the 2007 CityCenter transaction.
     At March 17, 2009, the Company had borrowed the total amount of borrowing capacity available under it’s $7.0 billion senior credit facility. The Company had no other sources of borrowing availability, except to the extent it pays down further amounts outstanding under the senior credit facility. Therefore, at March 17, 2009, the Company was uncertain as to whether the sources listed above would be sufficient to fund its 2009 financial commitments and could not provide any assurances that it would be able to raise additional capital to fund its anticipated expenditures in 2009 if the sources listed above were not adequate. The conditions and events described above raised substantial doubt about the Company’s ability to continue as a going concern at March 17, 2009.
     In May 2009, the Company executed a series of transactions to improve its financial condition, consisting of the following:
•	The Company entered into an amendment to its senior credit facility, under which certain covenants and potential events of default were waived and other covenants were amended, and under which the Company permanently repaid $826 million of credit facility borrowings, and the $400 million of previous repayments under separate amendments were treated as permanent reductions. Additional information about the credit facility amendment is described below.

•	The Company issued approximately 164.5 million shares, including approximately 21.5 million shares issued as a result of the underwriters exercising their over-allotment option, of its common stock at $7 per share, for total net proceeds to the Company of approximately $1.1 billion. A portion of the shares were previously held by the Company as treasury stock and a portion of the shares were newly issued. Proceeds from the common stock offering and concurrent offering of senior secured notes were and are intended to be used to repay outstanding amounts under the Company’s senior credit facility and redeem certain outstanding senior debentures and senior notes and for general corporate purposes. Pursuant to the issuance of the additional shares of common stock described above, Tracinda Corporation no longer owns more than 50% of the Company’s common stock.

•	The Company issued $650 million of 10.375% senior secured notes due 2014 and $850 million of 11.125% senior secured notes due 2017 for net proceeds to the Company of approximately $1.4 billion. The notes are secured by the equity interests, subject to gaming approvals, and substantially all of the assets of Bellagio and The Mirage and otherwise rank equally with the Company’s existing and future senior indebtedness.
     Concurrently with the close of the above transactions on May 19, 2009, the Company delivered a notice of redemption for the $100 million of outstanding 7.25% senior debentures of Mirage Resorts, Incorporated (“MRI”), a wholly owned subsidiary of the Company. The notes were redeemed on June 18, 2009, at a total cost of approximately $127 million. All of the covenants applicable to the MRI notes that may be defeased pursuant to the terms of the indenture governing the notes were defeased through the deposit of the aggregate redemption price with the trustee for the notes. Additionally, in May 2009, the Company commenced tender offers to purchase all $820.0 million of its outstanding 6.0% senior notes due October 2009 and all $226.3 million of its outstanding 6.50% senior notes due July 2009 of Mandalay Resort Group, a wholly owned subsidiary of the Company. As of the close of the tender offers on June 10, 2009, the Company had received valid tenders for $762.6 million of the senior notes due October 2009 and $122.3 million of the senior notes due July 2009.

     While the Company was in compliance with the financial covenants under its senior credit facility at December 31, 2008, as previously anticipated, the Company was not in compliance with the financial covenants as of March 31, 2009 and received a waiver of the requirement to comply with such covenants through June 30, 2009. Subsequent to the receipt of the waiver, in May 2009, the Company entered into an amendment of the senior credit facility referred to above which included the following key terms:
•	Amended certain financial and non-financial covenants to 1) require a quarterly minimum EBITDA test, based on a rolling 12-month EBITDA; 2) provide for a covenant limiting annual capital expenditures; 3) eliminate the total leverage ratio and interest charge coverage ratio tests and permanently waive any prior non-compliance with such ratio tests for the quarter ended March 31, 2009; and 4) permanently waive any potential default from the inclusion of a “going concern” explanatory paragraph in the report of its independent registered public accountants for the years ended or ending December 31, 2008 or December 31, 2009;

•	Amended existing restrictions to allow for the issuance of equity and debt securities described above and, in connection therewith, amended existing restrictions to allow for the granting of liens to secure indebtedness of up to $1.5 billion;

•	Amended existing restrictions to allow the prepayment, redemption, or purchase of indebtedness, including payment of any premium, pursuant to the tender offers described above;

•	Amended existing restrictions to allow 1) the redemption, prepayment, repurchase and/or defeasance of the MRI notes described above, 2) repayment of any registered debt securities currently outstanding and maturing through February 28, 2011, 3) utilization of up to $300 million in cash to prepay, repurchase, or redeem indebtedness with a maturity date following February 28, 2011 at a discount to par, and 4) exchange of indebtedness for up to $500 million in equity interests as long as a change of control does not occur as a result of such exchange;

•	The Company is allowed to incur additional indebtedness up to $500 million; provided that such indebtedness must be unsecured indebtedness with a maturity after the maturity of the senior credit facility with covenants no more restrictive than those contained in the indentures governing the Company’s existing senior unsecured indebtedness. Without duplication of the requirements described above, 50% of the net proceeds of such indebtedness must be used to permanently reduce the term loan and revolving portions of the senior credit facility on a pro rata basis;

•	Provided that 50% of the net proceeds from any future asset sales would be used to permanently reduce the term loan and revolving portions of the senior credit facility on a pro rata basis, subject to any similar requirements in other debt instruments; and

•	Fixed the LIBOR margin at 4.00% and the base rate margin at 3.00%, which margins reflect an increase of 1.00% from the highest corresponding margin previously applicable.

•	The Company granted the lenders a security interest in the assets of Gold Strike Tunica and certain undeveloped land on the Las Vegas Strip to secure up to $300 million of obligations under the credit facility and MGM Grand Detroit, which is a co-borrower under the credit facility, granted the lenders a security interest in its assets to secure its obligations under the credit facility.
     The Company believes that the approximately $2.5 billion of proceeds of the common stock and senior secured notes offering — in addition to the covenant relief provided under the amendment to its senior credit facility, the actual $755 million proceeds from the March 2009 sale of TI (see Note 21) and the Company’s operating cash flow — will allow the Company to fulfill its financial commitments through 2009 and 2010 including any amounts due under the CityCenter completion guarantee (see Note 21), notwithstanding the $1.26 billion of permanent repayments of credit facility borrowings. However, the Company’s ability to meet its obligation to redeem its $782 million 8.5% senior notes maturing in September 2010 depends in part on the Company’s operating performance and amounts to be funded under the Company’s CityCenter completion guarantee meeting management’s current expectations. Should operating results or the amount required under the CityCenter completion guarantee not meet expectations, it may be necessary for the Company to seek additional financing or explore the sale of non-core assets to satisfy the September 2010 senior note maturity.
NOTE 3— SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION
     Principles of consolidation. The consolidated financial statements include the accounts of the Company and its subsidiaries. Investments in unconsolidated affiliates which are 50% or less owned and do not meet the consolidation criteria of Financial Accounting Standards Board Interpretation No. 46(R) (as amended), “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51” (“FIN 46(R)”), are accounted for under the equity method. All significant intercompany balances and transactions have been eliminated in consolidation. The Company’s operations are primarily in one segment — operation of casino resorts. Other operations, and foreign operations, are not material.
     Management’s use of estimates. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Those principles require the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Financial statement impact of Hurricane Katrina and Monte Carlo fire. The Company maintains insurance for both property damage and business interruption relating to catastrophic events, such as Hurricane Katrina affecting Beau Rivage in August 2005 and the rooftop fire at Monte Carlo in January 2008. Business interruption coverage covers lost profits and other costs incurred during the closure period and up to six months following re-opening.
     Non-refundable insurance recoveries received in excess of the net book value of damaged assets, clean-up and demolition costs, and post-event costs are recognized as income in the period received or committed based on the Company’s estimate of the total claim for property damage (recorded as “Property transactions, net”) and business interruption (recorded as a reduction of “General and administrative” expenses) compared to the recoveries received at that time. All post-event costs and expected recoveries are recorded net within “General and administrative” expenses, except for depreciation of non-damaged assets, which is classified as “Depreciation and amortization.”
     Insurance recoveries are classified in the statement of cash flows based on the coverage to which they relate. Recoveries related to business interruption are classified as operating cash flows and recoveries related to property damage are classified as investing cash flows. However, the Company’s insurance policy includes undifferentiated coverage for both property damage and business interruption. Therefore, the Company classifies insurance recoveries as being related to property damage until the full amount of damaged assets and demolition costs are recovered, and classifies additional recoveries up to the amount of post-event costs incurred as being related to business interruption. Insurance recoveries beyond that amount are classified as operating or investing cash flows based on the Company’s estimated allocation of the total claim.
     The following table shows the net pre-tax impact on the statements of operations for insurance recoveries from Hurricane Katrina and the Monte Carlo fire:

	Year Ended December 31,
	2008	2007	2006
		(In thousands)
Reduction of general and administrative expenses:
Hurricane Katrina	$—	$66,748	$—
Monte Carlo fire	9,146	—	—

	$9,146	$66,748	$—

Reduction of property transactions, net:
Hurricane Katrina	$—	$217,290	$86,016
Monte Carlo fire	9,639	—	—

	$9,639	$217,290	$86,016

     The following table shows the cash flow statement impact of insurance proceeds from Hurricane Katrina and the Monte Carlo fire:

	Year Ended December 31,
	2008	2007	2006
		(In thousands)
Cash flows from operating activities:
Hurricane Katrina	$—	$72,711	$98,786
Monte Carlo fire	28,891	—	—

	$28,891	$72,711	$98,786

Cash flows from investing activities:
Hurricane Katrina	$—	$207,289	$209,963
Monte Carlo fire	21,109	—	—

	$21,109	$207,289	$209,963

     Hurricane Katrina. The Company reached final settlement agreements with its insurance carriers related to Hurricane Katrina in late 2007. In total, the Company received insurance recoveries of $635 million, which exceeded the $265 million net book value of damaged assets and post-storm costs incurred. The Company recognized the $370 million of excess insurance recoveries in income in 2007 and 2008.
     Monte Carlo fire. As of December 31, 2008, the Company received $50 million of proceeds from its insurance carriers related to the Monte Carlo fire. Through December 31, 2008, the Company recorded a write-down of $4 million related to the net book value of damaged assets, demolition costs of $7 million, and operating costs of $21 million. As of December 31, 2008, the Company had a receivable of approximately $1 million from its insurance carriers.
     Cash and cash equivalents. Cash and cash equivalents include investments and interest bearing instruments with maturities of three months or less at the date of acquisition. Such investments are carried at cost which approximates market value. Book overdraft balances resulting from the Company’s cash management program are recorded as accounts payable, construction payable, or other accrued liabilities, as applicable.

     Accounts receivable and credit risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of casino accounts receivable. The Company issues markers to approved casino customers following background checks and investigations of creditworthiness. At December 31, 2008, a substantial portion of the Company’s receivables were due from customers residing in foreign countries. Business or economic conditions or other significant events in these countries could affect the collectibility of such receivables.
     Trade receivables, including casino and hotel receivables, are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful accounts is maintained to reduce the Company’s receivables to their carrying amount, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business conditions. Management believes that as of December 31, 2008, no significant concentrations of credit risk existed for which an allowance had not already been recorded.
     Real estate under development. Until November 2007, the Company capitalized costs of wholly-owned real estate projects to be sold, which consisted entirely of condominium and condominium-hotel developments at CityCenter. Subsequent to the contribution of CityCenter to a joint venture — See Note 5 — the Company no longer has real estate under development.
     Inventories. Inventories consist of food and beverage, retail merchandise and operating supplies, and are stated at the lower of cost or market. Cost is determined primarily by the average cost method for food and beverage and supplies and the retail inventory or specific identification methods for retail merchandise.
     Property and equipment. Property and equipment are stated at cost. Gains or losses on dispositions of property and equipment are included in the determination of income. Maintenance costs are expensed as incurred. Property and equipment are generally depreciated over the following estimated useful lives on a straight-line basis:

Buildings and improvements	30 to 45 years
Land improvements	10 to 20 years
Furniture and fixtures	3 to 10 years
Equipment	3 to 20 years
     The Company evaluates its property and equipment and other long-lived assets for impairment in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” For assets to be disposed of, the Company recognizes the asset to be sold at the lower of carrying value or estimated fair value less costs of disposal. Fair value for assets to be disposed of is estimated based on comparable asset sales, offers received, or a discounted cash flow model.
     For assets to be held and used, the Company reviews fixed assets for impairment whenever indicators of impairment exist. If an indicator of impairment exists, the Company compares the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment is measured based on estimated fair value compared to carrying value, with fair value typically based on a discounted cash flow model. If an asset is still under development, future cash flows include remaining construction costs.
     During the third quarter of 2008, the Company concluded that the Primm Valley Golf Club (“PVGC”) should be reviewed for impairment due to its recent operating losses and the Company’s expectation that such operating losses will continue. The estimated future undiscounted cash flows of PVGC do not exceed its carrying value. The Company determined the estimated fair value of PVGC to be approximately $14 million based on the comparable sales approach. The carrying value of PVGC exceeds its estimated fair value and as a result, the Company recorded an impairment charge of $30 million which is included in “Property transactions, net” in the accompanying consolidated statements of operations for the year ended December 31, 2008. For a discussion of recognized impairment losses, see Note 17.
     Capitalized interest. The interest cost associated with major development and construction projects is capitalized and included in the cost of the project. When no debt is incurred specifically for a project, interest is capitalized on amounts expended on the project using the weighted-average cost of the Company’s outstanding borrowings. Capitalization of interest ceases when the project is substantially complete or development activity is suspended for more than a brief period.
     Investment in The M Resort LLC convertible note. In June 2007, the Company purchased a $160 million convertible note issued by The M Resort LLC, which is developing a casino resort on Las Vegas Boulevard, 10 miles south of Bellagio. The convertible note matures in June 2015, contains certain optional and mandatory redemption provisions, and is convertible into a 50% equity interest in The M Resort LLC beginning in December 2008. The convertible note earns interest at 6% which may be paid in cash or accrued “in kind” for the first five years; thereafter interest must be paid in cash. There are no scheduled principal payments before maturity.

     The convertible note is accounted for as a hybrid financial instrument consisting of a host debt instrument and an embedded call option on The M Resort LLC’s equity. The debt component is accounted for separately as an available-for-sale marketable security, with changes in value recorded in other comprehensive income. The call option is treated as a derivative with changes in value recorded in earnings. The initial value of the call option was $0 and the initial value of the debt was $155 million, with the discount accreted to earnings over the term of the note. The fair value of the call option was $0 at December 31, 2008 and 2007. The entire carrying value of the convertible note is included in “Deposits and other assets, net” in the accompanying consolidated balance sheets.
     Investments in and advances to unconsolidated affiliates. The Company has investments in unconsolidated affiliates accounted for under the equity method. Under the equity method, carrying value is adjusted for the Company’s share of the investees’ earnings and losses, as well as capital contributions to and distributions from these companies.
     The Company evaluates its investments in unconsolidated affiliates for impairment when events or changes in circumstances indicate that the carrying value of such investment may have experienced an other-than-temporary decline in value. If such conditions exist, the Company compares the estimated fair value of the investment to its carrying value to determine if an impairment is indicated and determines whether such impairment is other-than-temporary based on its assessment of all relevant factors. Estimated fair value is determined using a discounted cash flow analysis based on estimated future results of the investee and market indicators of terminal year capitalization rates.
     Goodwill and other intangible assets. Goodwill represents the excess of purchase price over fair market value of net assets acquired in business combinations. Goodwill and indefinite-lived intangible assets must be reviewed for impairment at least annually and between annual test dates in certain circumstances. The Company performs its annual impairment tests in the fourth quarter of each fiscal year. No impairments were indicated as a result of the annual impairment review for goodwill and indefinite-lived intangible assets in 2007 and 2006. See Note 9 for results of our 2008 annual impairment tests.
     Goodwill for relevant reporting units is tested for impairment using a discounted cash flow analysis based on the estimated future results of the Company’s reporting units discounted using the Company’s weighted average cost of capital and market indicators of terminal year capitalization rates. The implied fair value of a reporting units goodwill is compared to the carrying value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to its assets and liabilities and the amount remaining, if any, is the implied fair value of goodwill. If the implied fair value of the goodwill is less than its carrying value then it must be written down to its implied fair value. License rights are tested for impairment using a discounted cash flow approach, and trademarks are tested for impairment using the relief-from-royalty method. If the fair value of an indefinite-lived intangible asset is less than its carrying amount, an impairment loss must be recognized equal to the difference.
     Revenue recognition and promotional allowances. Casino revenue is the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs (“casino front money”) and for chips in the customers’ possession (“outstanding chip liability”). Hotel, food and beverage, entertainment and other operating revenues are recognized as services are performed. Advance deposits on rooms and advance ticket sales are recorded as accrued liabilities until services are provided to the customer.
     Gaming revenues are recognized net of certain sales incentives, including discounts and points earned in point-loyalty programs. The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenue and then deducted as promotional allowances. The estimated cost of providing such promotional allowances is primarily included in casino expenses as follows:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Rooms	$91,292	$96,183	$91,799
Food and beverage	288,522	303,900	296,866
Other	30,742	33,457	34,439

	$410,556	$433,540	$423,104

     Reimbursed expenses. The Company recognizes costs reimbursed pursuant to management services as revenue in the period it incurs the costs. Reimbursed costs related mainly to the Company’s management of CityCenter and totaled $47 million for 2008 and $5 million for 2007, and are classified as other revenue and other operating expenses in the accompanying consolidated statements of operations.
     Point-loyalty programs. The Company’s primary point-loyalty program, in operation at its major resorts, is Players Club. In Players Club, customers earn points based on their slots play, which can be redeemed for cash or free play at any of the Company’s participating resorts. The Company records a liability based on the points earned times the redemption value and records a corresponding reduction in casino revenue. The expiration of unused points results in a reduction of the liability. Customers’ overall level of table games and slots play is also tracked and used by management in awarding discretionary complimentaries — free rooms, food and beverage and other services — for which no accrual is recorded. Other loyalty programs at the Company’s resorts generally operate in a similar manner, though they generally are available only to customers at the individual resorts. At December 31, 2008 and 2007, the total company-wide liability for point-loyalty programs was $52 million and $56 million, respectively, including amounts classified as liabilities related to assets held for sale.

     Advertising. The Company expenses advertising costs the first time the advertising takes place. Advertising expense of continuing operations, which is generally included in general and administrative expenses, was $122 million, $141 million and $119 million for 2008, 2007 and 2006, respectively.
     Corporate expense. Corporate expense represents unallocated payroll and aircraft costs, professional fees and various other expenses not directly related to the Company’s casino resort operations. In addition, corporate expense includes the costs associated with the Company’s evaluation and pursuit of new business opportunities, which are expensed as incurred until development of a specific project has become probable.
     Preopening and start-up expenses. The Company accounts for costs incurred during the preopening and start-up phases of operations in accordance with the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position 98-5, “Reporting on the Costs of Start-up Activities.” Preopening and start-up costs, including organizational costs, are expensed as incurred. Costs classified as preopening and start-up expenses include payroll, outside services, advertising, and other expenses related to new or start-up operations and new customer initiatives.
     Property transactions, net. The Company classifies transactions related to long-lived assets — such as write-downs and impairments, demolition costs, and normal gains and losses on the sale of fixed assets — as “Property transactions, net” in the accompanying consolidated statements of operations. See Note 17 for a detailed discussion of these amounts.
     Income per share of common stock. The weighted-average number of common and common equivalent shares used in the calculation of basic and diluted earnings per share consisted of the following:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Weighted-average common shares outstanding used in the calculation of basic earnings per share	279,815	286,809	283,140
Potential dilution from stock options, stock appreciation rights and restricted stock	—	11,475	8,607

Weighted-average common and common equivalent shares used in the calculation of diluted earnings per share	279,815	298,284	291,747

     The Company had a loss from continuing operations in 2008. Therefore, approximately 26 million shares underlying outstanding stock-based awards were excluded from the computation of diluted earnings per share because inclusion would be anti-dilutive. In 2007 and 2006, shares underlying outstanding stock-based awards excluded from the diluted share calculation were not material.
     Currency translation. The Company accounts for currency translation in accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation.” Balance sheet accounts are translated at the exchange rate in effect at each balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing during the period. Translation adjustments resulting from this process are charged or credited to other comprehensive income.
     Comprehensive income. Comprehensive income includes net income (loss) and all other non-stockholder changes in equity, or other comprehensive income. Elements of the Company’s other comprehensive income are reported in the accompanying consolidated statements of stockholders’ equity, and the cumulative balance of these elements consisted of the following:

	At December 31,
	2008	2007
	(In thousands)
Other comprehensive income (loss) from unconsolidated affiliates	$—	$(305)
Valuation adjustment to M Resort convertible note, net of taxes	(54,267)	—
Currency translation adjustments	(2,634)	861

	$(56,901)	$556

     Reclassifications. The consolidated financial statements for prior years reflect certain reclassifications, which have no effect on previously reported net income, to conform to the current year presentation. Substantially all of the prior year reclassifications relate to the classification of meals provided free to employees as a “General and administrative” expense, while in past periods the cost of these meals was charged to each operating department. The total amount reclassified to general and administrative expenses for the years ending 2007 and 2006 was $112 million and $98 million, respectively.

     Fair value measurement. The Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”) for financial assets and liabilities on January 1, 2008. SFAS 157 establishes a framework for measuring the fair value of financial assets and liabilities and requires certain disclosures about fair value. The framework utilizes a fair value hierarchy consisting of the following: “Level 1” inputs, which are observable inputs for identical assets, such as quoted prices in an active market; “Level 2” inputs, which are observable inputs for similar assets; and “Level 3” inputs, which are unobservable inputs. The Company’s only significant assets and liabilities affected by the adoption of SFAS 157 are:
1)	Marketable securities held in connection with the Company’s deferred compensation and supplemental executive retirement plans, and the plans’ corresponding liabilities. As of December 31, 2008, the assets and liabilities related to these plans each totaled $68 million, measured entirely using “Level 1” inputs.

2)	The Company’s investment in The M Resort LLC convertible note and embedded call option. The fair value of the convertible note was measured using “Level 2” inputs. The fair value of the embedded call option was measured using “Level 3” inputs, consisting primarily of estimates of future cash flows. See “Comprehensive income” in Note 3 for valuation adjustment recognized during 2008.

3)	The partial completion guarantee provided in connection with the CityCenter credit facility, discussed in Note 13, which fair value was measured using “Level 3” inputs, consisting of budgeted and historical construction costs.
     Recently Issued Accounting Standards. The following accounting standards were issued in 2007 and 2008 but will impact the Company in future periods.
     Accounting for Business Combinations and Non-Controlling Interests. In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (R), “Business Combinations,” (“SFAS 141R”) and SFAS No. 160 “Non-controlling interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”). These standards amend the requirements for accounting for business combinations, including the recognition and measurement of additional assets and liabilities at their fair value, expensing of acquisition-related costs which are currently capitalizable under existing rules, treatment of adjustments to deferred taxes and liabilities subsequent to the measurement period, and the measurement of non-controlling interests, previously commonly referred to as minority interests, at fair value. SFAS 141R also includes additional disclosure requirements with respect to the methodologies and techniques used to determine the fair value of assets and liabilities recognized in a business combination. SFAS 141R and SFAS 160 apply prospectively to fiscal years beginning on or after December 15, 2008, except for the treatment of deferred tax adjustments which apply to deferred taxes recognized in previous business combinations. These standards became effective for the Company on January 1, 2009. The Company does not believe the adoption of SFAS 141R and SFAS 160 will have a material impact on its consolidated financial statements.
     Transfers of Financial Assets and Interests in Variable Interest Entities. In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8 “Disclosures by Public Entities (Enterprises) About Transfers of Financial Assets and Interests in Variable Interest Entities.” The FSP amends SFAS 140 and FIN 46(R) to enhance the disclosures required by the standards. The FSP enhances disclosures required by FIN 46(R) to include a discussion of significant judgments made in determining whether a variable interest entity (“VIE”) should be consolidated, as well as the nature of the risks and how an entity’s involvement with a VIE effects the financial position of the entity. The FSP is effective for the Company for the fiscal year ended December 31, 2008. The adoption of the FSP did not have a material impact on the Company’s consolidated financial statements.
     Equity Method Investment Accounting Considerations. In November 2008, the Emerging Issues Task Force (“EITF”) of the FASB ratified its consensus on EITF No. 08-6 “Equity Method Investment Accounting Considerations” (“EITF 08-6”). The EITF reached a consensus on the following four issues addressed: a) the initial carrying value of an equity method investment is determined in accordance with SFAS 141(R); b) equity method investors should not separately test an investee’s underlying assets for impairment, but rather recognize other than temporary impairments of an equity method investment in accordance with APB Opinion 18; c) exceptions to recognizing gains from an investee’s issuance of shares in earnings in accordance with the SEC’s Staff Accounting Bulletin 51 were removed to achieve consistency with SFAS 160; and d) the guidance in APB Opinion 18 to account for a change in the investor’s accounting from the equity method to the cost method should still be applied. EITF 08-6 is effective for the Company on January 1, 2009. The Company does not believe the adoption of EITF 08-6 will have a material impact on its consolidated financial statements.
NOTE 4 — ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS
     The asset and liabilities of TI are classified as held for sale as of December 31, 2008. However, the results of its operations have not been classified as discontinued operations because the Company expects to continue to receive significant cash flows from customer migration.
     The following table summarizes the assets held for sale and liabilities related to assets held for sale in the accompanying consolidated balance sheets:

December 31,
2008
(In thousands)

Cash	$14,154
Accounts receivable, net	9,962
Inventories	3,069
Prepaid expenses and other	3,459

Total current assets	30,644
Property and equipment, net	494,807
Goodwill	7,781
Other assets, net	5,743

Total assets	538,975

Accounts payable	4,162
Other current liabilities	26,111

Total current liabilities	30,273
Other long-term obligations	—

Total liabilities	30,273

Net assets	$508,702

     The sale of the Primm Valley Resorts in April 2007 resulted in a pre-tax gain of $202 million and the sale of the Laughlin Properties in June 2007 resulted in a pre-tax gain of $64 million. The results of the Laughlin Properties and Primm Valley Resorts are classified as discontinued operations in the accompanying consolidated statements of operations for the years ended 2007 and 2006. The cash flows of discontinued operations are included with the cash flows of continuing operations in the accompanying consolidated statements of cash flows.
     Other information related to discontinued operations is as follows:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Net revenues of discontinued operations	$—	$128,619	$412,032
Interest allocated to discontinued operations (based on the ratio of net assets of discontinued operations to total consolidated net assets and debt)	—	5,844	18,160
NOTE 5 — CITYCENTER TRANSACTION
     In August 2007, the Company and Dubai World agreed to form a 50/50 joint venture for the CityCenter development. The joint venture, CityCenter Holdings, LLC, is owned equally by the Company and Infinity World. In November 2007 the Company contributed the CityCenter assets which the parties valued at $5.4 billion, subject to certain adjustments. Infinity World contributed $2.96 billion in cash. At the close of the transaction, the Company received a cash distribution of $2.47 billion, of which $22 million was repaid in 2008 to CityCenter as a result of a post-closing adjustment. The Company will continue to serve as developer of CityCenter and, upon completion of construction, will manage CityCenter for a fee.
     The initial contribution of the CityCenter assets was accounted for as a partial sale of real estate. As a partial sale, profit can be recognized when a seller retains an equity interest in the assets, but only to the extent of the outside equity interests, and only if the following criteria are met: 1) the buyer is independent of the seller; 2) collection of the sales price is reasonably assured; and 3) the seller will not be required to support the operations of the property to an extent greater than its proportionate retained interest.
     The transaction met criteria 1 and 3, despite the Company’s equity interest and ongoing management of the project, because the Company does not control the venture and the management and other agreements between the Company and CityCenter have been assessed as being fair market value contracts. In addition, the Company assessed whether it had a prohibited form of continuing involvement based on the presence of certain contingent repurchase options, including an option to purchase Infinity World’s interest if Infinity World or Dubai World is denied required gaming approvals. The Company assessed the probability of such contingency as remote and, therefore, determined that a prohibited form of continuing involvement does not exist.
     As described above, the Company did not receive the entire amount of the sales price, as a portion remained in the venture to fund near-term construction costs. Therefore, the Company believes that portion of the gain does not meet criteria 2 above and has been deferred. The Company recorded a gain of $1.03 billion based on the following (in millions):

Cash received:
Initial distribution	$2,468
Post-closing adjustment	(22)

Net cash received	2,446
Less: 50% of carrying value of assets contributed	(1,387)
Less: Liabilities resulting from the transaction	(29)

$1,030

     The Company is accounting for its ongoing investment in CityCenter using the equity method, consistent with its other investments in unconsolidated affiliates. The Company assessed whether CityCenter should be consolidated under the provisions of FIN 46(R) and determined that CityCenter is not a variable interest entity, based on the following: 1) CityCenter does not meet the scope exceptions in FIN 46(R); 2) the equity at risk in CityCenter is sufficient, based on qualitative assessments; 3) the equity holders of CityCenter (the Company and Infinity World) have the ability to control CityCenter and the right/obligation to receive/absorb expected returns/losses of CityCenter; and 4) while the Company’s 50% voting rights in CityCenter may not be proportionate to its rights/obligations to receive/absorb expected returns/losses given the fact that the Company manages CityCenter, substantially all of the activities of CityCenter do not involve and are not conducted on behalf of the Company.
NOTE 6 — ACCOUNTS RECEIVABLE, NET
     Accounts receivable consisted of the following:

	At December 31,
	2008	2007
	(In thousands)
Casino	$243,600	$266,059
Hotel	112,985	181,983
Other	46,437	50,815

	403,022	498,857
Less: Allowance for doubtful accounts	(99,606)	(85,924)

	$303,416	$412,933

NOTE 7 — PROPERTY AND EQUIPMENT, NET
     Property and equipment consisted of the following:

	At December 31,
	2008	2007
	(In thousands)
Land	$7,449,254	$7,728,488
Buildings, building improvements and land improvements	8,806,135	8,724,339
Furniture, fixtures and equipment	3,435,886	3,231,725
Construction in progress	407,440	552,667

	20,098,715	20,237,219
Less: Accumulated depreciation and amortization	(3,809,561)	(3,366,321)

	$16,289,154	$16,870,898

NOTE 8 — INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES
      Investments in and advances to unconsolidated affiliates consisted of the following:

	At December 31,
	2008	2007
	(In thousands)
CityCenter Holdings, LLC — CityCenter (50%)	$3,581,188	$1,421,480
Marina District Development Company — Borgata (50%)	474,171	453,277
Elgin Riverboat Resort-Riverboat Casino — Grand Victoria (50%)	296,746	297,328
MGM Grand Paradise Limited — Macau (50%)	252,060	258,298
Circus and Eldorado Joint Venture — Silver Legacy (50%)	27,912	35,152
Turnberry/MGM Grand Towers — The Signature at MGM Grand (50%)	3,309	5,651
Other	7,479	11,541

	$4,642,865	$2,482,727

     Through December 31, 2008, the Company and Infinity World had each made loans of $925 million to CityCenter, which are subordinate to the credit facility, to fund construction costs. During the fourth quarter of 2008, $425 million of each partner’s loan funding was converted to equity and each partner provided additional equity contributions of $228 million. Under the terms of the credit facility described below, the Company and Infinity World were each required to make additional equity commitments of up to $731 million as of December 31, 2008, which requirement would be reduced by future qualifying financing obtained by CityCenter. During the fourth quarter of 2008, the Company recorded a liability equal to the present value of the required future equity contributions, classified as “Other accrued liabilities” in the accompanying consolidated balance sheet, and a corresponding increase to its investment balance. Subsequent to December 31, 2008, thepartners made additional contributions of $237 million each. See Note 21 for additional information.
     In October 2008, CityCenter closed on a $1.8 billion senior secured bank credit facility. The credit facility requires the Company and Infinity World to provide subordinated loans and equity contributions which will be used to fund construction costs prior to amounts being drawn under the credit facility. In conjunction with the CityCenter credit facility, the Company and Infinity World have entered into partial completion guarantees on a several basis — see Note 13. See Note 21 for additional information.

     During the year ended December 31, 2008 and 2007, the Company incurred $46 million and $5 million, respectively, of costs reimbursable by CityCenter, which was comprised primarily of employee compensation, residential sales costs, and certain allocated costs. Such costs are recorded as “Other” operating expenses, and the reimbursement of such costs is recorded as “Other” revenue in the accompanying consolidated statements of operations.
     During 2007, sales of units at The Signature at MGM Grand were completed and the joint venture essentially ceased sales operations. During the fourth quarter of 2007, the Company purchased the remaining 88 units in Towers B and C from the joint venture for $39 million. These units have been recorded as property, plant and equipment in the accompaying consolidated balance sheets.
     The Company recognized the following related to its share of profit from condominium sales, based on when sales were closed in 2007 and 2006.

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Income from joint venture	$—	$83,728	$102,785
Gain on land previously deferred	—	8,003	14,524
Other income (loss)	—	776	(108)

	$—	$92,507	$117,201

     The Company’s investment in unconsolidated affiliates does not equal the venture-level equity due to various basis differences. Basis differences related to depreciable assets are being amortized based on the useful lives of the related assets and liabilities and basis differences related to non—depreciable assets are not being amortized. Differences between the Company’s venture-level equity and investment balances are as follows:

	At December 31,
	2008	2007
	(In thousands)
Venture-level equity	$3,711,900	$2,874,157
Fair value adjustments to investments acquired in business combinations (A)	321,814	321,814
Capitalized interest (B)	236,810	99,055
Adjustment to CityCenter equity upon contribution of net assets by MGM MIRAGE (C)	(662,492)	(662,492)
CityCenter delayed equity contribution and partial completion guarantee (D)	883,831	—
Advances to CityCenter, net of discount (E)	323,950	—
Other adjustments (F)	(172,948)	(149,807)

	$4,642,865	$2,482,727

(A)	Includes: a $90 million increase for Borgata, related to land; a $267 million increase for Grand Victoria, related to indefinite-lived gaming license rights; and a $35 million reduction for Silver Legacy, related to long-term assets and long-term debt.

(B)	Relates to interest capitalized on the Company’s investment balance during the unconsolidated affiliates’ development and construction stages.

(C)	Relates to land, construction in progress, real estate under development, and other assets — see Note 5.

(D)	The Company recorded increases to its investment and corresponding liabilities for its partial completion guarantee and equity contributions, both as required under the CityCenter credit facility. These basis differences will be resolved as the Company makes the related payments or such liabilities are otherwise resolved.

(E)	The advances to CityCenter are recognized as long-term debt by CityCenter; however, since such advances were provided at below market rates, CityCenter recorded the advances at a discount with a corresponding equity contribution. This basis difference will be resolved when the advances are repaid.

(F)	Other adjustments include the deferred gain on the CityCenter transaction as discussed in Note 5.
     The Company recorded its share of the results of operations of the unconsolidated affiliates as follows:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Income from unconsolidated affiliates	$96,271	$222,162	$254,171
Preopening and start-up expenses	(20,960)	(41,140)	(8,813)
Non-operating items from unconsolidated affiliates	(34,559)	(18,805)	(16,063)

	$40,752	$162,217	$229,295

     Summarized balance sheet information of the unconsolidated affiliates is as follows:

	At December 31,
	2008	2007
	(In thousands)
Current assets	$555,615	$676,746
Property and other assets, net	11,546,361	7,797,343
Current liabilities	945,412	817,208
Long-term debt and other liabilities	3,908,088	2,015,631
Equity	7,248,476	5,641,250
     Summarized results of operations of the unconsolidated affiliates are as follows:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Net revenues	$2,445,835	$1,884,504	$2,020,523
Operating expenses, except preopening expenses	(2,258,033)	(1,447,749)	(1,536,253)
Preopening and start-up expenses	(41,442)	(79,879)	(12,285)

Operating income	146,360	356,876	471,985
Interest expense	(81,878)	(47,618)	(37,898)
Other non-operating income (expense)	(5,660)	5,194	2,462

Net income	$58,822	$314,452	$436,549

     Summarized balance sheet information of the CityCenter joint venture is as follows:

	At December 31,
	2008	2007
	(In thousands)
Current assets	$75,944	$217,415
Property and other assets, net	8,727,378	4,973,887
Current liabilities	573,797	337,598
Long-term debt and other liabilities	2,041,166	286,952
Equity	6,188,359	4,566,752
     Summarized income statement information of the CityCenter joint venture is as follows:

	Year Ended December 31,
	2008	2007
	(In thousands)
Operating expenses, except preopening expenses	$(39,347)	$(3,842)
Preopening and start-up expenses	(34,420)	(5,258)

Operating loss	(73,767)	(9,100)
Interest income	5,808	1,913
Other non-operating income	154	—

Net loss	$(67,805)	$(7,187)

NOTE 9 — GOODWILL AND OTHER INTANGIBLE ASSETS
     Goodwill and other intangible assets consisted of the following:

	At December 31,
	2008	2007
	(In thousands)
Goodwill:
Mirage Resorts acquisition (2000)	$39,648	$47,186
Mandalay Resort Group acquisition (2005)	45,510	1,214,297
Other	1,195	1,439

	$86,353	$1,262,922

Indefinite-lived intangible assets:
Detroit development rights	$98,098	$98,098
Trademarks, license rights and other	235,672	247,346

	333,770	345,444
Other intangible assets, net	13,439	16,654

	$347,209	$362,098

     Changes in the recorded balances of goodwill are as follows:

	Year Ended December 31,
	2008	2007
	(In thousands)
Balance, beginning of year	$1,262,922	$1,300,747
Goodwill impairment charge	(1,168,088)	—
Resolution of Mirage Resorts acquisition tax reserves	—	(29,156)
Finalization of the Mandalay purchase price allocation	—	(2,693)
Other	(8,481)	(5,976)

Balance, end of the year	$86,353	$1,262,922

     Goodwill related to the Mirage Resorts acquisition was assigned to Bellagio, The Mirage and TI. Goodwill related to the Mandalay Resort Group acquisition was primarily assigned to Mandalay Bay, Luxor, Excalibur and Gold Strike Tunica. As a result of the Company’s annual impairment test of goodwill, the Company recognized a non-cash impairment charge of goodwill of $1.17 billion in the fourth quarter of 2008 — included in “Property transactions, net” in the accompanying consolidated statement of operations. Such charge solely related to goodwill recognized in the Mandalay acquisition. Assumptions used in such analysis were impacted by current market conditions including: 1) lower market valuation multiples for gaming assets; 2) higher discount rates resulting from turmoil in the credit and equity markets; and 3) current cash flow forecasts for the affected resorts. The remaining balance of the Mandalay acquisition goodwill primarily relates to goodwill assigned to Gold Strike Tunica.
     The Company’s indefinite-lived intangible assets balance of $334 million includes trademarks and trade names of $217 million related to the Mandalay acquisition. As a result of the Company’s annual impairment test of indefinite-lived intangible assets, the Company recognized a non-cash impairment charge of $12 million in the fourth quarter of 2008 — included in “Property transactions, net” in the accompanying consolidated statement of operations. Such charge solely related to trade names recognized in the Mandalay acquisition. The fair value of the trade names was determined using the relief-from-royalty method and was negatively impacted by the factors discussed above relating to the impairment of goodwill. The Company’s indefinite-lived intangible assets consist primarily of development rights in Detroit and trademarks.
     The Company’s remaining finite—lived intangible assets consist primarily of customer lists amortized over five years, lease acquisition costs amortized over the life of the related leases, and certain license rights amortized over their contractual life.
NOTE 10 — OTHER ACCRUED LIABILITIES
     Other accrued liabilities consisted of the following:

	At December 31,
	2008	2007
	(In thousands)
Payroll and related	$251,750	$304,101
Advance deposits and ticket sales	105,809	137,814
Casino outstanding chip liability	96,365	105,015
Casino front money deposits	74,165	71,069
Other gaming related accruals	82,827	89,906
Taxes, other than income taxes	59,948	72,806
Delayed equity contribution to CityCenter	700,224	—
Other	178,208	151,654

	$1,549,296	$932,365

NOTE 11 — LONG-TERM DEBT
     Long-term debt consisted of the following:

	At December 31,
	2008	2007
	(In thousands)
Senior credit facility	$5,710,000	$3,229,550
$180.4 million 6.75% senior notes, due 2008, net	—	180,085
$196.2 million 9.5% senior notes, due 2008, net	—	200,203
$226.3 million 6.5% senior notes, due 2009, net	226,720	227,356
$820 million 6% senior notes, due 2009, net	820,894	1,052,577
$297.6 million 9.375% senior subordinated notes, due 2010, net	305,893	312,807
$782 million 8.5% senior notes, due 2010, net	781,223	823,689
$400 million 8.375% senior subordinated notes, due 2011	400,000	400,000
$128.7 million 6.375% senior notes, due 2011, net	129,399	133,320
$544.7 million 6.75% senior notes, due 2012	544,650	550,000
$150 million 7.625% senior subordinated debentures, due 2013, net	153,960	154,679
$484.2 million 6.75% senior notes due 2013	484,226	500,000
$750 million 13% senior secured notes due 2013, net	699,440	—
$508.9 million 5.875% senior notes, due 2014, net	507,304	523,089
$875 million 6.625% senior notes, due 2015, net	878,728	879,173
$242.9 million 6.875% senior notes due 2016	242,900	250,000
$732.7 million 7.5% senior notes due 2016	732,749	750,000
$100 million 7.25% senior debentures, due 2017, net	85,537	84,499
$743 million 7.625% senior notes due 2017	743,000	750,000
Floating rate convertible senior debentures due 2033	8,472	8,472
$0.5 million 7% debentures due 2036, net	573	155,835
$4.3 million 6.7% debentures, due 2096	4,265	4,265
Other notes	4,233	5,630

	13,464,166	11,175,229
Less: Current portion	(1,047,614)	—

	$12,416,552	$11,175,229

     At December 31, 2007, amounts due within one year of the balance sheet date were classified as long-term in the accompanying consolidated balance sheets because the Company had both the intent and ability to repay these amounts with available borrowings under its senior credit facility. As discussed in Note 2, the senior credit facility was fully drawn during February 2009; therefore, the Company’s senior notes due in 2009 have been classified as current obligations as of December 31, 2008. We have not reclassified amounts outstanding on other long-term debt obligations — including the senior credit facility — as current.
     Interest expense, net consisted of the following:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Total interest incurred	$795,049	$930,138	$900,661
Interest capitalized	(185,763)	(215,951)	(122,140)
Interest allocated to discontinued operations	—	(5,844)	(18,160)

	$609,286	$708,343	$760,361

     At December 31, 2008, the senior credit facility had a total capacity of $7 billion and matures in 2011. The Company had the ability to solicit additional lender commitments to increase the capacity to $8 billion. The components of the senior credit facility include a term loan facility of $2.5 billion and a revolving credit facility of $4.5 billion. The weighted average interest rate on outstanding borrowings under the senior credit facility at December 31, 2008 was 3.4%. At December 31, 2008, the Company had approximately $1.2 billion of available borrowing capacity under the senior credit facility. However, as of March 17, 2009, the Company had borrowed the entire amount of available borrowings under the senior credit facility. See Note 2 for additional information.
     In November 2008, the Company issued $750 million in aggregate principal amount of 13% senior secured notes due 2013, at a discount to yield 15% with net proceeds to the Company of $687 million. The notes are secured by the equity interests and assets of New York-New York and otherwise rank equally with the Company’s existing and future senior indebtedness. The senior secured notes require that upon consummation of an asset sale, such as the proposed sale of TI, the Company either a) reinvest the net after-tax proceeds, which can include committed capital expenditures; or b) make an offer to repurchase a corresponding amount of senior secured notes at par plus accrued interest.
     In November 2008, the Company redeemed $149.4 million of the aggregate outstanding principal amount of its 7% debentures due 2036 pursuant to a one-time put option by the holders of such debentures. The Company recognized a $6 million gain on the redemption of these debentures, included within “Other, net” in the accompanying consolidated statement of operations.
     In October 2008, the Company’s Board of Directors authorized the purchase of up to $500 million of the Company’s public debt securities. In 2008, the Company repurchased $345 million of principal amounts of its outstanding senior notes at a purchase price of $263 million in open market repurchases as follows:
•	$230 million in principal amount of our 6% senior notes due 2009;

•	$43 million in principal amount of our 8.5% senior notes due 2010;

•	$3.7 million in principal amount of the 6.375% senior notes due 2011;

•	$5.4 million in principal amount of our 6.75% senior notes due 2012;

•	$15.8 million in principal amount of our 6.75% senior notes due 2013;

•	$16.1 million in principal amount of our 5.875% senior notes due 2014;

•	$7.1 million in principal amount of our 6.875% senior notes due 2016;

•	$17.3 million in principal amount of our 7.5% senior notes due 2016; and

•	$7 million in principal amount of our 7.625% senior notes due 2017.
     The Company recognized an $82 million gain on the repurchase of the above senior notes, included in “other, net” in the accompanying consolidated statement of operations.
     In February 2008, the Company repaid the $180.4 million of 6.75% senior notes at maturity using borrowings under the senior credit facility. In August 2008, the Company repaid the $196.2 million of 9.5% senior notes at maturity using borrowings under the senior credit facility.
     In May 2007, the Company issued $750 million of 7.5% senior notes due 2016. In June 2007, the Company repaid the $710 million of 9.75% senior subordinated notes at maturity. In August 2007, the Company repaid the $200 million of 6.75% senior notes and the $492.2 million of 10.25% senior subordinated notes at maturity using borrowings under the senior credit facility.

     The Company and each of its material subsidiaries, excluding MGM Grand Detroit, LLC and the Company’s foreign subsidiaries, are directly liable for or unconditionally guarantee the senior credit facility, senior notes, senior debentures, and senior subordinated notes. MGM Grand Detroit, LLC is a guarantor under the senior credit facility, but only to the extent that MGM Grand Detroit, LLC borrows under such facilities. At December 31, 2008, the outstanding amount of borrowings related to MGM Grand Detroit, LLC was $404 million. See Note 19 for consolidating condensed financial information of the subsidiary guarantors and non-guarantors. Substantially all of the assets of New York-New York serve as collateral for the 13% senior secured notes issued in 2008; otherwise, none of our assets serve as collateral for our principal debt arrangements.
     The Company’s long-term debt obligations contain customary covenants, including requiring the Company to maintain certain financial ratios. In September 2008, the Company amended its senior credit facility to increase the maximum total leverage ratio (debt to EBITDA, as defined) to 7.5:1.0 beginning with the fiscal quarter ending December 31, 2008, which will remain in effect through December 31, 2009, with step downs thereafter. The Company is also required to maintain a minimum coverage ratio (EBITDA to interest charges, as defined) of 2.0:1.0. At December 31, 2008, the Company’s leverage and interest coverage ratios were 6.7:1.0 and 2.7:1.0, respectively. See Note 2 for further discussion of the financial covenants in our senior credit facility.
     Maturities of the Company’s long-term debt as of December 31, 2008 are as follows:

Years ending December 31,	(In thousands)
2009	$1,047,675
2010	1,080,891
2011	6,240,015
2012	544,879
2013	1,384,226
Thereafter	3,215,837

13,513,523
Debt premiums and discounts, net	(49,357)

$13,464,166

     The estimated fair value of the Company’s long-term debt at December 31, 2008 was approximately $8.5 billion, versus its book value of $13.5 billion. At December 31, 2007, the estimated fair value of the Company’s long-term debt was approximately $10.9 billion, versus its book value of $11.2 billion. The estimated fair value of the Company’s senior and senior subordinated notes was based on quoted market prices on or about December 31, 2008 and 2007; the fair value of the Company’s senior credit facility is based on estimated amounts.
NOTE 12 — INCOME TAXES
     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires the recognition of deferred income tax assets, net of applicable reserves, related to net operating loss carryforwards and certain temporary differences. The standard requires recognition of a future tax benefit to the extent that realization of such benefit is more likely than not. Otherwise, a valuation allowance is applied.
     The income tax provision attributable to continuing operations and discontinued operations is as follows:

	Year Ended December 31,
	2008	2007	2006
		(In thousands)
Continuing operations	$186,298	$757,883	$341,930
Discontinued operations	—	92,400	6,205

	$186,298	$850,283	$348,135

     The income tax provision attributable to income (loss) from continuing operations before income taxes is as follows:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Current—federal	$186,051	$729,249	$328,068
Deferred—federal	(14,537)	16,921	8,152
Other noncurrent—federal	8,627	6,326	—

Provision for federal income taxes	180,141	752,496	336,220

Current—state	8,608	2,493	3,920
Deferred—state	(651)	728	1,432
Other noncurrent—state	(1,800)	2,166	—

Provision for state income taxes	6,157	5,387	5,352

Current—foreign	—	—	(72)
Deferred—foreign	—	—	430

Provision for foreign income taxes	—	—	358

	$186,298	$757,883	$341,930

     A reconciliation of the federal income tax statutory rate and the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2008	2007	2006
Federal income tax statutory rate	(35.0)%	35.0%	35.0%
State income tax (net of federal benefit)	0.8	0.1	0.4
Goodwill write-down	61.1	—	—
Reversal of reserves for prior tax years	—	(0.2)	(0.8)
Losses of unconsolidated foreign affiliates	1.0	2.0	—
Domestic Production Activity deduction	—	(1.8)	—
Tax credits	(1.0)	(0.3)	(0.6)
Permanent and other items	0.9	0.3	1.0

	27.8%	35.1%	35.0%

     The major tax-effected components of the Company’s net deferred tax liability are as follows:

	At December 31,
	2008	2007
	(In thousands)
Deferred tax assets—federal and state
Bad debt reserve	$41,452	$38,144
Deferred compensation	35,978	48,439
Net operating loss carryforward	1,204	1,054
Preopening and start-up costs	4,928	4,278
Accruals, reserves and other	69,321	70,350
Stock-based compensation	50,677	37,059
Tax credits	2,491	2,491

	206,051	201,815
Less: Valuation allowance	(4,197)	(4,047)

	201,854	197,768

Deferred tax liabilities—federal and state
Property and equipment	(3,455,987)	(3,420,115)
Long-term debt	(6,500)	(1,479)
Investments in unconsolidated affiliates	(15,709)	(26,643)
Intangibles	(101,703)	(102,738)

	(3,579,899)	(3,550,975)

Deferred taxes—foreign	2,034	2,214
Less: Valuation allowance	(2,034)	(2,214)

	—	—

Net deferred tax liability	$(3,378,045)	$(3,353,207)

     For federal income tax purposes, the Company has a foreign tax credit carryforward of $2 million that will expire in 2015 if not utilized.
     For state income tax purposes, the Company has New Jersey net operating loss carryforwards of $21 million, which equates to a deferred tax asset of $1 million, after federal tax effect, and before valuation allowance. The New Jersey net operating loss carryforwards will expire at various dates from 2009 through 2015 if not utilized.
     At December 31, 2008, there is a $2 million valuation allowance, after federal effect, provided on certain New Jersey state net operating loss carryforwards and other New Jersey state deferred tax assets, a valuation allowance of $2 million on the foreign tax credit, and a $2 million valuation allowance related to certain foreign deferred tax assets because management believes these assets do not meet the “more likely than not” criteria for recognition under SFAS 109. Management believes all other deferred tax assets are more likely than not to be realized because of the future reversal of existing taxable temporary differences and expected future taxable income. Accordingly, there are no other valuation allowances provided at December 31, 2008.
     Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 requires that tax positions be assessed using a two-step process. A tax position is recognized if it meets a “more likely than not” threshold, and is measured at the largest amount of benefit that is greater than 50 percent likely of being realized. Uncertain tax positions must be reviewed at each balance sheet date. Liabilities recorded as a result of this analysis must generally be recorded separately from any current or deferred income tax accounts, and at December 31, 2008, the Company has classified $1 million as current (“Other accrued liabilities”) and $118 million as long-term (“Other long-term obligations”) in the accompanying consolidated balance sheets, based on the time until expected payment. A cumulative effect adjustment to retained earnings was not required as a result of the implementation of FIN 48.

     A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits is as follows (in thousands):

	Year Ended December 31,
	2008	2007

Gross unrecognized tax benefits at January 1	$77,328	$105,139
Gross increases — Prior period tax positions	25,391	14,423
Gross decreases — Prior period tax positions	(12,467)	(47,690)
Gross increases — Current period tax positions	13,058	13,220
Settlements with taxing authorities	(527)	(7,162)
Lapse in statutes of limitations	—	(602)

Gross unrecognized tax benefits at December 31	$102,783	$77,328

     The total amount of net unrecognized tax benefits that, if recognized, would affect the effective tax rate was $29 million and $24 million at December 31, 2008 and December 31, 2007, respectively.
     The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. This policy did not change as a result of the adoption of FIN 48. The Company had $17 million and $11 million in interest related to unrecognized tax benefits accrued as of December 31, 2008 and December 31, 2007, respectively. No amounts were accrued for penalties as of either date. Income tax expense for the years ended December 31, 2008 and December 31, 2007 includes interest related to unrecognized tax benefits of $6 million and $7 million, respectively. For the year prior to adoption of FIN 48, income tax expense included amounts accrued for interest expense of $2 million for the year ended December 31, 2006.
     The Company files income tax returns in the U.S. federal jurisdiction, various state and local jurisdictions, and foreign jurisdictions, although the taxes paid in foreign jurisdictions are not material. As of December 31, 2008, the Company was no longer subject to examination of its U.S. federal income tax returns filed for years ended prior to 2003. While the IRS examination of the 2001 and 2002 tax years closed during the first quarter of 2007, the statute of limitations for assessing tax for such years has been extended in order for the Company to appeal issues related to a land sale transaction that were not agreed upon at the closure of the examination. The appeals discussions continue, and the Company has requested to enter into appeals mediation procedures with the IRS. Consequently, the Company believes that it is reasonably possible to settle these issues within the next twelve months. The IRS is currently examining the Company’s federal income tax returns for the 2003 and 2004 tax years and a subsidiary of the Company for the 2004 through 2006 tax years. Tax returns for subsequent years of the Company are also subject to examination. In addition, during the first quarter of 2009, the IRS initiated an examination of the federal income tax return of Mandalay Resort Group for the pre-acquisition year ended April 25, 2005. The statute of limitations for assessing tax for the Mandalay Resort Group federal income tax return for the year ended January 31, 2005 has been extended but such return is not currently under examination by the IRS.
     As of December 31, 2008, the Company was no longer subject to examination of its various state and local tax returns filed for years ended prior to 2003. A Mandalay Resort Group subsidiary return for the pre-acquisition year ended April 25, 2005 is under examination by the City of Detroit. During the first quarter of 2008, the state of Mississippi settled an examination of returns filed by subsidiaries of MGM MIRAGE and Mandalay Resort Group for the 2004 through 2006 tax years. This settlement resulted in a payment of additional taxes and interest of less than $1 million. No other state or local income tax returns of the Company are currently under exam.
     The Company believes that it is reasonably possible that the total amounts of unrecognized tax benefits at December 31, 2008 may decrease by a range of $0 to $2 million within the next twelve months, primarily on the expectation that the appeal of the 2001 and 2002 tax year issues may close during such period. As of December 31, 2007, the Company believed that it was reasonably possible that the amount of unrecognized tax benefits at such date may decrease by a range of $0 to $8 million during the year ended December 31, 2008, primarily on the expectation that the appeal of the 2001 and 2002 tax year issues would close and various statutes of limitation would lapse during 2008. However, the appeal did not close during 2008 and the Company increased the amount of certain other unrecognized tax benefits during 2008 based upon a reassessment of the measurement of such tax benefits during the year.
NOTE 13 — COMMITMENTS AND CONTINGENCIES
     Leases. The Company leases real estate and various equipment under operating and, to a lesser extent, capital lease arrangements. Certain real estate leases provide for escalation of rent based upon a specified price index and/or based upon periodic appraisals.

     At December 31, 2008, the Company was obligated under non-cancelable operating leases and capital leases to make future minimum lease payments as follows:

	Operating	Capital
	Leases	Leases
	(In thousands)

Years ending December 31,
2009	$13,626	$1,887
2010	10,844	1,859
2011	8,974	1,670
2012	7,901	1,204
2013	5,884	37
Thereafter	44,052	—

Total minimum lease payments	$91,281	6,657

Less: Amounts representing interest		(212)

Total obligations under capital leases		6,445
Less: Amounts due within one year		(1,685)

Amounts due after one year		$4,760

     The current and long-term obligations under capital leases are included in “Other accrued liabilities” and “Other long-term obligations,” respectively, in the accompanying consolidated balance sheets. Rental expense for operating leases, including rental expense of discontinued operations, was $29 million for December 31, 2008 and $36 million for each of the years ended December 31, 2007 and 2006.
     Mashantucket Pequot Tribal Nation. The Company entered into a series of agreements to implement a strategic alliance with the Mashantucket Pequot Tribal Nation (“MPTN”), which owns and operates Foxwoods Casino Resort in Mashantucket, Connecticut. The Company and MPTN have formed a jointly owned company — Unity Gaming, LLC — to acquire or develop future gaming and non-gaming enterprises. Under certain circumstances, the Company will provide a loan of up to $200 million to finance a portion of MPTN’s investment in joint projects.
     Kerzner/Istithmar Joint Venture. In September 2007, the Company entered into a definitive agreement with Kerzner International and Istithmar forming a joint venture to develop a multi-billion dollar integrated resort to be located on the southwest corner of Las Vegas Boulevard and Sahara Avenue. In September 2008, the Company and its partners agreed to defer additional design and pre-construction activities and amended their joint venture agreement accordingly. In the event the joint venture determines that the resort will be developed, the Company will contribute 40 acres of land, valued at $20 million per acre, for fifty percent of the equity in the joint venture. Kerzner International and Istithmar will contribute cash totaling $600 million, of which $200 million will be distributed to the Company, for the other 50% of the equity.
     CityCenter completion guarantee. As discussed in Note 8, the Company and Infinity World have entered into partial completion guarantees in conjunction with the CityCenter credit facility. The partial completion guarantees provide for additional contingent funding of construction costs in the event such funding is necessary to complete the project, up to a maximum amount of $600 million from each partner. During the fourth quarter of 2008, the Company recorded a liability of $205 million, classified as “Other long-term obligations” in the accompanying consolidated balance sheets, equal to the fair value of its partial completion guarantee in accordance with FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” See Note 21 for additional information.
     Other guarantees. The Company is party to various guarantee contracts in the normal course of business, which are generally supported by letters of credit issued by financial institutions. The Company’s senior credit facility limits the amount of letters of credit that can be issued to $250 million, and the amount of available borrowings under the senior credit facility is reduced by any outstanding letters of credit. At December 31, 2008, the Company had provided $92 million of total letters of credit, including $50 million to support bonds issued by the Economic Development Corporation of the City of Detroit, which are recorded as a liability of the Company. Though not subject to a letter of credit, the Company has an agreement with the Nevada Gaming Control Board to maintain $120 million of availability under its senior credit facility to support normal bankroll requirements at the Company’s Nevada operations. Due to the fact that the Company borrowed the remaining available funds under its senior credit facility after December 31, 2008 as described in Note 2, the Company has established separate bank accounts to hold a minimum of $120 million to support its obligation under the bankroll requirements.
     Sales and use tax on complimentary meals. In March 2008, the Nevada Supreme Court ruled, in a case involving another casino company, that food and non-alcoholic beverages purchased for use in providing complimentary meals to customers and to employees were exempt from sales and use tax. The Company had previously paid use tax on these items and has generally filed for refunds for the periods from January 2001 to February 2008 related to this matter. The amount subject to these refunds, including amounts related to the Mandalay Resort Group properties prior to the Company’s 2005 acquisition of Mandalay Resort Group, is approximately $38 million.

     The Nevada Department of Taxation (the “Department”) filed a petition for rehearing, which the Nevada Supreme Court announced in July 2008 it would not grant. As of December 31, 2008, the Company had not recorded income related to this matter because the refund claims are subject to audit and it is unclear whether the Department will pursue alternative legal theories in connection with certain issues raised in the Supreme Court case in any audit of the refund claims. However, the Company is claiming the exemption on sales and use tax returns for periods after February 2008 in light of the Nevada Supreme Court decision.
     Litigation. The Company is a party to various legal proceedings, most of which relate to routine matters incidental to its business. Management does not believe that the outcome of such proceedings will have a material adverse effect on the Company’s financial position or results of operations.
NOTE 14 — STOCKHOLDERS’ EQUITY
     Tender offer. In February 2008, the Company and a wholly-owned subsidiary of Dubai World completed a joint tender offer to purchase 15 million shares of Company common stock at a price of $80 per share. The Company purchased 8.5 million shares at a total purchase price of $680 million.
     Stock sale. On October 18, 2007, the Company completed the sale of 14.2 million shares of common stock to Infinity World Investments, a wholly-owned subsidiary of Dubai World, at a price of $84 per share for total proceeds of approximately $1.2 billion. These shares were previously held by the Company as treasury stock. Proceeds from the sale were used to reduce amounts outstanding under the senior credit facility.
     Stock repurchases. Share repurchases are only conducted under repurchase programs approved by the Board of Directors and publicly announced. At December 31, 2008, the Company had 20 million shares available for repurchase under the May 2008 authorization. Share repurchase activity was as follows:

	Year Ended December 31,
	2008	2007	2006
		(In thousands)

July 2004 authorization (8 million and 6.5 million shares purchased)	$—	$659,592	$246,892
December 2007 authorization (18.1 million and 1.9 million shares purchased)	1,240,856	167,173	—

	$1,240,856	$826,765	$246,892

Average price of shares repurchased	$68.36	$83.92	$37.98
NOTE 15 — STOCK-BASED COMPENSATION
     Information about the Company’s share-based awards. The Company adopted an omnibus incentive plan in 2005 which, as amended, allows it to grant stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock-based awards to eligible directors, officers and employees of the Company and its subsidiaries. The plans are administered by the Compensation Committee (the “Committee”) of the Board of Directors. The Committee has discretion under the omnibus plan regarding which type of awards to grant, the vesting and service requirements, exercise price and other conditions, in all cases subject to certain limits, including:
•	As amended, the omnibus plan allows for the issuance of up to 35 million (20 million prior to an August 2008 amendment) shares or share-based awards;

•	For stock options and SARs, the exercise price of the award must be at least equal to the fair market value of the stock on the date of grant and the maximum term of such an award is 10 years.
     Stock options and SARs granted under all plans generally have terms of either seven or ten years, and in most cases vest in either four or five equal annual installments. RSUs granted vest ratably over 4 years. The Company’s practice is to issue new shares upon exercise or vesting of awards.
     Exchange offer. In September 2008, the Company offered certain eligible employees an opportunity to exchange certain outstanding stock options and SARs for RSUs which provide a right to receive one share of common stock for each RSU. The exchange offer expired in October 2008. The number of RSUs to be granted in the exchange offer was based on an exchange ratio for each grant determined by the Committee. The total number of stock options and SARs eligible to be exchanged was approximately 4.7 million, of which approximately 4.2 million were exchanged for a total of approximately 0.7 million RSUs. On the date of the exchange, the estimated fair value of the RSUs did not exceed the estimated fair value of the exchanged stock options and SARs calculated immediately prior to the exchange. Therefore, the Company will not record additional expense related to the exchange and the unamortized compensation related to the exchanged stock options and SARs will continue to be amortized to expense ratably over the remaining life of the new RSUs. The RSUs granted in the exchange offer will vest on the same dates that the underlying stock options and SARs would have otherwise vested, except that no RSUs will vest prior to July 1, 2009. All exchanged stock options and SARs which have vested, or would have vested, before July 1, 2009 were replaced by RSUs that vest on July 1, 2009.

     Activity under share-based payment plans. As of December 31, 2008, the aggregate number of share-based awards available for grant under the omnibus plan was 17.6 million. A summary of activity under the Company’s share-based payment plans for the twelve months ended December 31, 2008 is presented below:
Stock options and stock appreciation rights

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
	Shares	Exercise	Contractual	Value
	(000’s)	Price	Term	($000’s)
Outstanding at January 1, 2008	26,674	$31.90
Granted	4,952	35.60
Exercised	(888)	16.08
Exchanged	(4,235)	68.06
Forfeited or expired	(1,293)	34.91

Outstanding at December 31, 2008	25,210	26.98	4.02	$7,348

Vested and expected to vest at December 31, 2008	24,938	26.96	4.75	$7,348

Exercisable at December 31, 2008	16,301	23.34	3.60	$7,348

     As of December 31, 2008, there was a total of $54 million of unamortized compensation related to stock options and SARs expected to vest, which is expected to be recognized over a weighted-average period of 1.9 years. The following table includes additional information related to stock options and SARs:

	Year Ended December 31,
	2008	2007	2006
		(In thousands)
Intrinsic value of stock options and SARs exercised	$33,342	$339,154	$166,257
Income tax benefit from stock options and SARs exercised	10,494	114,641	56,351
Proceeds from stock option exercises	14,116	97,792	89,113
Restricted stock units
     During the fourth quarter of 2008, the Company issued RSUs for 0.7 million shares as part of the exchange offer discussed above and granted additional RSUs for 0.4 million shares to certain eligible employees.

		Weighted
		Average
	Shares	Grant-Date
	(000’s)	Fair Value
Nonvested at January 1, 2008	—	$—
Granted in exchange offer	699	18.90
Granted	386	19.00
Vested	—	—
Forfeited	(31)	19.00

Nonvested at December 31, 2008	1,054	18.93

     As of December 31, 2008, there was a total of $73 million of unamortized compensation related to restricted stock units, which is expected to be recognized over a weighted-average period of 2.1 years. $67 million of such unamortized compensation relates to the RSUs granted in the exchange. RSUs granted to corporate officers are subject to certain performance requirements determined by the Committee. Such performance requirements do not apply to RSUs granted in the exchange offer.
     Recognition of compensation cost. The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”) on January 1, 2006 using the modified prospective method. The Company recognizes the estimated fair value of stock options and SARs granted under the Company’s omnibus plan based on the estimated fair value of these awards measured at the date of grant using the Black-Scholes model. For restricted stock units, compensation cost is calculated based on the fair market value of our stock on the date of grant. For stock options awards granted prior to adoption, the unamortized expense is being recognized on an accelerated basis, since this was the method used for disclosure purposes prior to the adoption of SFAS 123(R). For all awards granted after adoption, such expense is being recognized on a straight-line basis over the vesting period of the awards. Forfeitures are estimated at the time of grant, with such estimate updated periodically and with actual forfeitures recognized currently to the extent they differ from the estimate. The Company capitalizes stock-based compensation related to employees dedicated to construction activities. In addition, the Company charges CityCenter for stock-based compensation related to employees dedicated to CityCenter.

     The following table shows information about compensation cost recognized:

	Year Ended December 31,
	2008	2007	2006
		(In thousands)
Compensation cost:
Stock options and SARs	$37,766	$48,063	$71,386
Restricted stock and RSUs	4,652	—	3,038

Total compensation cost	42,418	48,063	74,424
Less: CityCenter reimbursed costs	(6,019)	(796)	—
Less: Compensation cost capitalized	(122)	(1,589)	(798)

Compensation cost recognized as expense	36,277	45,678	73,626
Less: Related tax benefit	(12,569)	(15,734)	(24,901)

Compensation expense, net of tax benefit	$23,708	$29,944	$48,725

     Compensation cost for stock options and SARs was based on the estimated fair value of each award, measured by applying the Black-Scholes model on the date of grant, using the following weighted-average assumptions:

	Year Ended December 31,
	2008	2007	2006
Expected volatility	50%	32%	33%
Expected term	4.6 years	4.1 years	4.1 years
Expected dividend yield	0%	0%	0%
Risk-free interest rate	2.7%	4.4%	4.9%
Forfeiture rate	3.5%	4.6%	4.6%
Weighted-average fair value of options granted	$14.49	$25.93	$14.50
     Expected volatility is based in part on historical volatility and in part on implied volatility based on traded options on the Company’s stock. The expected term considers the contractual term of the option as well as historical exercise and forfeiture behavior. The risk-free interest rate is based on the rates in effect on the grant date for U.S. Treasury instruments with maturities matching the relevant expected term of the award.
NOTE 16 — EMPLOYEE BENEFIT PLANS
     Employees of the Company who are members of various unions are covered by union-sponsored, collectively bargained, multi-employer health and welfare and defined benefit pension plans. The Company recorded an expense of $192 million in 2008, $194 million in 2007 and $189 million in 2006 under such plans. The plans’ sponsors have not provided sufficient information to permit the Company to determine its share of unfunded vested benefits, if any.
     The Company is self-insured for most health care benefits for its non-union employees. The liability for claims filed and estimates of claims incurred but not reported — $22 million and $25 million at December 31, 2008 and 2007, respectively — is included in “Other accrued liabilities” in the accompanying consolidated balance sheets.
     The Company has retirement savings plans under Section 401(k) of the Internal Revenue Code for eligible employees. The plans allow employees to defer, within prescribed limits, up to 30% of their income on a pre-tax basis through contributions to the plans. The Company matches, within prescribed limits, a portion of eligible employees’ contributions. In the case of certain union employees, the Company contributions to the plan are based on hours worked. The Company recorded charges for 401(k) contributions of $25 million in 2008 and $27 million in 2007 and 2006.
     The Company maintains nonqualified deferred retirement plans for certain key employees. The plans allow participants to defer, on a pre-tax basis, a portion of their salary and bonus and accumulate tax deferred earnings, plus investment earnings on the deferred balances, as a deferred tax savings. Through December 31, 2008 participants earned a Company match of up to 4% of salary, net of any Company match received under the Company’s 401(k) plan. All employee deferrals vest immediately. The Company matching contributions vest ratably over a three-year period. The Company recorded charges for matching contributions of $1 million in 2008 and 2007, and $2 million in 2006.
     The Company also maintains nonqualified supplemental executive retirement plans (“SERP”) for certain key employees. Until September 30, 2008, the Company made quarterly contributions intended to provide a retirement benefit that is a fixed percentage of a participant’s estimated final five-year average annual salary, up to a maximum of 65%. Company contributions and investment earnings on the contributions are tax-deferred and accumulate as deferred tax savings. Employees do not make contributions under these plans. A portion of the Company contributions and investment earnings thereon vest after three years of SERP participation and the remaining portion vests after both five years of SERP participation and 10 years of continuous service. The Company recorded expense under this plan of $4 million in 2008 and $7 million in 2007 and 2006.

     Pursuant to the amendments of the nonqualified deferred retirement plans and SERP plans during 2008, and consistent with certain transitional relief provided by the Internal Revenue Service pursuant to rules governing nonqualified deferred compensation, the Company permitted participants under the plans to make a one-time election to receive, without penalty, all or a portion of their respective vested account balances. Based on elections made, the Company made payments to participants of $62 million subsequent to December 31, 2008. In addition, the Company made payments of $57 million to participants in 2008 related to previous versions of these plans that were terminated during the year.
NOTE 17 — PROPERTY TRANSACTIONS, NET
     Property transactions, net consisted of the following:

	Year Ended December 31,
	2008	2007	2006
		(In thousands)
Goodwill and other indefinite-lived intangible assets impairment charge	$1,179,788	$—	$—
Other write-downs and impairments	52,170	33,624	40,865
Demolition costs	9,160	5,665	348
Insurance recoveries	(9,639)	(217,290)	(86,016)
Other net (gains) losses on asset sales or disposals	(20,730)	(8,312)	3,823

	$1,210,749	$(186,313)	$(40,980)

     See discussion of goodwill and other indefinite-lived intangible assets impairment charge in Note 9. Other write-downs and impairments in 2008 included $30 million related to land and building assets of Primm Valley Golf Club. The 2008 period also includes demolition costs associated with various room remodel projects and a gain on the sale of an aircraft of $25 million.
     Write-downs and impairments in 2007 included write-offs related to discontinued construction projects and a write-off of the carrying value of the Nevada Landing building assets due to its closure in March 2007. The 2007 period also includes demolition costs primarily related to the Mandalay Bay room remodel.
     Write-downs and impairments in 2006 included $22 million related to the write-off of the tram connecting Bellagio and Monte Carlo, including the stations at both resorts, in preparation for construction of CityCenter. Other impairments related to assets being replaced in connection with several capital projects.
     Insurance recoveries in 2008 related to the insurance recoveries received related to property damage from the Monte Carlo fire in excess of the book value of the damaged assets and post-fire costs incurred. Insurance recoveries in 2007 and 2006 related to the insurance recoveries received related to property damage from Hurricane Katrina in excess of the book value of the damaged assets and post-storm costs incurred.
NOTE 18 — RELATED PARTY TRANSACTIONS
     The Company and CityCenter have entered into agreements whereby the Company will be responsible for oversight and management of the design, planning, development and construction of CityCenter and will manage the operations of CityCenter for a fee upon completion of construction. The Company is being reimbursed for certain costs in performing the development services. During the years ended December 31, 2008 and 2007, the Company incurred $46 million and $5 million, respectively of costs reimbursable by the joint venture, primarily for employee compensation and certain allocated costs. As of December 31, 2008, CityCenter owes the Company $5 million for unreimbursed development services costs.
     Borgata leases 10 acres from the Company on a long-term basis for use in its current operations and for its expansion, and nine acres from the Company on a short-term basis for surface parking. Total payments received from Borgata under these lease agreements were $6 million in each of the years ended December 31, 2008, 2007 and 2006.
     The Company paid legal fees to a firm that was affiliated with the Company’s general counsel. Payments to the firm totaled $10 million, $11 million, and $8 million for the years ended December 31, 2008, 2007, and 2006, respectively. At December 31, 2008 and 2007, the Company owed the firm $4 million and $3 million, respectively.
     The Company has occasionally chartered aircraft from its majority shareholder, Tracinda, and pays Tracinda at market rates. No payments were made to Tracinda in 2008 or 2007. Payments to Tracinda for the use of its aircraft totaled $2 million for the year ended December 31, 2006.
     Members of the Company’s Board of Directors, senior management, and Tracinda signed contracts in 2006 and 2007 for the purchase of condominium units at CityCenter, at prices consistent with prices charged to unrelated third parties, when CityCenter was a wholly-owned development. The Company collected $6 million of deposits related to such purchases in 2007; amounts collected in 2006 were not material.

NOTE 19 — CONDENSED CONSOLIDATING FINANCIAL INFORMATION
     The Company’s subsidiaries (excluding MGM Grand Detroit, LLC and certain minor subsidiaries) have fully and unconditionally guaranteed, on a joint and several basis, payment of the senior credit facility, and the senior and senior subordinated notes of the Company and its subsidiaries. Separate condensed consolidating financial statement information for the subsidiary guarantors and non-guarantors as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 is as follows:

	At December 31, 2008
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Elimination	Consolidated
	(In thousands)
Balance Sheet
Current assets	$126,009	$1,346,094	$60,927	$—	$1,533,030
Property and equipment, net	—	15,564,669	736,457	(11,972)	16,289,154
Investments in subsidiaries	18,920,844	625,790	—	(19,546,634)	—
Investments in and advances to unconsolidated affiliates	—	4,389,058	253,807	—	4,642,865
Other non-current assets	194,793	500,717	114,157	—	809,667

	$19,241,646	$22,426,328	$1,165,348	$(19,558,606)	$23,274,716

Current liabilities	$1,683,932	$1,282,641	$36,003	$—	$3,002,576
Intercompany accounts	(1,501,070)	1,451,897	49,173	—	—
Deferred income taxes	3,441,198	—	—	—	3,441,198
Long-term debt	11,320,620	692,332	403,600	—	12,416,552
Other long-term obligations	322,605	66,642	50,782	—	440,029
Stockholders’ equity	3,974,361	18,932,816	625,790	(19,558,606)	3,974,361

	$19,241,646	$22,426,328	$1,165,348	$(19,558,606)	$23,274,716

	For the Year Ended December 31, 2008
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Elimination	Consolidated
	(In thousands)
Statement of Operations
Net revenues	$—	$6,623,068	$585,699	$—	$7,208,767
Equity in subsidiaries earnings	(262,825)	49,450	—	213,375	—
Expenses:
Casino and hotel operations	14,173	3,688,837	331,364	—	4,034,374
General and administrative	9,485	1,160,754	108,262	—	1,278,501
Corporate expense	13,869	94,958	452	—	109,279
Preopening and start-up expenses	—	22,924	135	—	23,059
Restructuring costs	—	443	—	—	443
Property transactions, net	—	1,204,721	6,028	—	1,210,749
Depreciation and amortization	—	724,556	53,680	—	778,236

	37,527	6,897,193	499,921	—	7,434,641

Income from unconsolidated affiliates	—	84,942	11,329	—	96,271

Operating income	(300,352)	(139,733)	97,107	213,375	(129,603)
Interest expense, net	(517,971)	(58,468)	(16,327)	—	(592,766)
Other, net	140,968	(61,466)	(26,121)	—	53,381

Income (loss) from continuing operations before income taxes	(677,355)	(259,667)	54,659	213,375	(668,988)
Provision for income taxes	(177,931)	(3,158)	(5,209)	—	(186,298)

Income (loss) from continuing operations	(855,286)	(262,825)	49,450	213,375	(855,286)

Net income (loss)	$(855,286)	$(262,825)	$49,450	$213,375	$(855,286)

Statement of Cash Flows
Net cash provided by (used in) operating activities	$(982,489)	$1,658,238	$77,283	$—	$753,032
Net cash provided by (used in) investing activities	—	(1,970,738)	(4,721)	(5,981)	(1,981,440)
Net cash provided by (used in) financing activities	962,756	230,120	(76,775)	5,981	1,122,082

	At December 31, 2007
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Elimination	Consolidated
	(In thousands)
Balance Sheet
Current assets	$81,379	$983,836	$60,600	$—	$1,125,815
Property and equipment, net	—	16,091,836	791,034	(11,972)	16,870,898
Investments in subsidiaries	19,169,892	484,047	—	(19,653,939)	—
Investments in and advances to unconsolidated affiliates	—	2,224,429	258,298	—	2,482,727
Other non-current assets	244,857	1,892,685	110,704	—	2,248,246

	$19,496,128	$21,676,833	$1,220,636	$(19,665,911)	$22,727,686

Current liabilities	$459,968	$1,217,506	$47,213	$—	$1,724,687
Intercompany accounts	125,094	(396,080)	270,986	—	—
Deferred income taxes	3,416,660	—	—	—	3,416,660
Long-term debt	9,347,527	1,467,152	360,550	—	11,175,229
Other long-term obligations	86,176	209,554	54,677	—	350,407
Stockholders’ equity	6,060,703	19,178,701	487,210	(19,665,911)	6,060,703

	$19,496,128	$21,676,833	$1,220,636	$(19,665,911)	$22,727,686

	For the Year Ended December 31, 2007
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Elimination	Consolidated
	(In thousands)
Statement of Operations
Net revenues	$—	$7,204,278	$487,359	$—	$7,691,637
Equity in subsidiaries earnings	2,982,008	34,814	—	(3,016,822)	—
Expenses:
Casino and hotel operations	14,514	3,738,593	274,451	—	4,027,558
General and administrative	11,455	1,167,233	73,264	—	1,251,952
Corporate expense	35,534	158,359	—	—	193,893
Preopening and start-up expenses	731	28,264	63,110	—	92,105
Property transactions, net	—	(186,313)	—	—	(186,313)
Gain on CityCenter transaction	—	(1,029,660)	—	—	(1,029,660)
Depreciation and amortization	1,497	667,015	31,822	—	700,334

	63,731	4,543,491	442,647	—	5,049,869

Income from unconsolidated affiliates	—	222,162	—	—	222,162

Operating income	2,918,277	2,917,763	44,712	(3,016,822)	2,863,930
Interest expense, net	(599,178)	(86,473)	(5,482)	—	(691,133)
Other, net	575	(14,890)	(54)	—	(14,369)

Income from continuing operations before income taxes	2,319,674	2,816,400	39,176	(3,016,822)	2,158,428
Provision for income taxes	(731,456)	(22,065)	(4,362)	—	(757,883)

Income from continuing operations	1,588,218	2,794,335	34,814	(3,016,822)	1,400,545
Discontinued operations	(3,799)	187,673	—	—	183,874

Net income	$1,584,419	$2,982,008	$34,814	$(3,016,822)	$1,584,419

Statement of Cash Flows
Net cash provided by (used in) operating activities	$(1,098,889)	$2,008,888	$84,417	$—	$994,416
Net cash provided by (used in) investing activities	—	621,727	(407,745)	(4,681)	209,301
Net cash provided by (used in) financing activities	1,108,286	(2,675,119)	321,615	4,681	(1,240,537)

	For the Year Ended December 31, 2006
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Elimination	Consolidated
	(In thousands)
Statement of Operations
Net revenues	$—	$6,714,659	$461,297	$—	$7,175,956
Equity in subsidiaries earnings	1,777,144	167,262	—	(1,944,406)	—
Expenses:
Casino and hotel operations	19,251	3,444,697	251,109	—	3,715,057
General and administrative	20,713	1,092,061	56,497	—	1,169,271
Corporate expense	40,151	121,356	—	—	161,507
Preopening and start-up expenses	523	32,526	3,313	—	36,362
Restructuring costs	—	1,035	—	—	1,035
Property transactions, net	10,872	(51,853)	1	—	(40,980)
Depreciation and amortization	2,398	611,045	16,184	—	629,627

	93,908	5,250,867	327,104	—	5,671,879

Income from unconsolidated affiliates	—	218,063	36,108	—	254,171

Operating income	1,683,236	1,849,117	170,301	(1,944,406)	1,758,248
Interest income (expense), net	(708,902)	(40,407)	140	—	(749,169)
Other, net	(1,978)	(29,962)	787	—	(31,153)

Income from continuing operations before income taxes	972,356	1,778,748	171,228	(1,944,406)	977,926
Provision for income taxes	(312,288)	(25,676)	(3,966)	—	(341,930)

Income from continuing operations	660,068	1,753,072	167,262	(1,944,406)	635,996
Discontinued operations	(11,804)	24,072	—	—	12,268

Net income	$648,264	$1,777,144	$167,262	$(1,944,406)	$648,264

Statement of Cash Flows
Net cash provided by (used in) operating activities	$(896,346)	$1,974,375	$153,923	$—	$1,231,952
Net cash provided by (used in) investing activities	5,300	(1,359,878)	(283,241)	(4,608)	(1,642,427)
Net cash provided by (used in) financing activities	874,485	(503,801)	134,732	4,608	510,024
NOTE 20 — SELECTED QUARTERLY FINANCIAL RESULTS (UNAUDITED)

	Quarter
	First	Second	Third	Fourth	Total
	(In thousands, except per share amounts)
2008
Net revenues	$1,893,391	$1,905,333	$1,785,531	$1,624,512	$7,208,767
Operating income (loss)	341,288	333,784	241,557	(1,046,232)	(129,603)
Income (loss) from continuing operations	118,346	113,101	61,278	(1,148,011)	(855,286)
Net income (loss)	118,346	113,101	61,278	(1,148,011)	(855,286)
Basic income (loss) per share:
Income (loss) from continuing operations	$.41	$.41	$.22	$(4.15)	$(3.06)
Net income (loss)	.41	.41	.22	(4.15)	(3.06)
Diluted income (loss) per share:
Income (loss) from continuing operations	$.40	$.40	$.22	$(4.15)	$(3.06)
Net income (loss)	.40	.40	.22	(4.15)	(3.06)

2007
Net revenues	$1,929,435	$1,936,416	$1,897,070	$1,928,716	$7,691,637
Operating income	445,133	468,973	464,613	1,485,211	2,863,930
Income from continuing operations	163,010	182,898	183,863	870,774	1,400,545
Net income	168,173	360,172	183,863	872,211	1,584,419
Basic income per share:
Income from continuing operations	$.57	$.64	$.65	$2.96	$4.88
Net income	.59	1.27	.65	2.96	5.52
Diluted income per share:
Income from continuing operations	$.55	$.62	$.62	$2.85	$4.70
Net income	.57	1.22	.62	2.85	5.31
     Because income per share amounts are calculated using the weighted average number of common and dilutive common equivalent shares outstanding during each quarter, the sum of the per share amounts for the four quarters may not equal the total income per share amounts for the year.

     As discussed in Note 9, the Company recorded a $1.18 billion impairment charge related to goodwill and indefinite-lived intangible assets recognized in the Mandalay acquisition in 2005. The impairment was recorded in the fourth quarter of 2008, and resulted in a $4.25 impact on fourth quarter 2008 diluted loss per share and a $4.20 impact on full year 2008 diluted loss per share.
     As discussed in Note 5, the Company recorded a $1.03 billion pre-tax gain on the contribution of the CityCenter assets to a joint venture. The gain was recorded in the fourth quarter of 2007, and resulted in a $2.23 impact on fourth quarter 2007 diluted earnings per share and a $2.28 impact on full year 2007 diluted earnings per share.
     As discussed in Note 1, Beau Rivage closed in August 2005 due to damage sustained from Hurricane Katrina and re-opened one year later. During 2007, we recorded pre-tax income from insurance recoveries of $284 million with an annual impact on diluted earnings per share of $0.62. We recorded $135 million in the third quarter of 2007 and $149 million in the fourth quarter of 2007, with corresponding impacts on diluted earnings per share of $0.30 and $0.32, respectively.
NOTE 21 — SUBSEQUENT EVENTS
     TI sale. The Company closed the sale of TI to Ruffin Acquisition, LLC on March 20, 2009. At closing, the Company received $600 million in cash proceeds and a $175 million secured note bearing interest at 10% payable not later than 36 months after closing. Ruffin Acquisition, LLC exercised its option, provided for by an amendment to the purchase agreement, to prepay the note on or before April 30, 2009 and receive a $20 million discount on the purchase price. In connection with the sale of TI, including the transfer of all of the membership interest in TI, TI was released as a guarantor of the outstanding indebtedness of the Company and its subsidiaries.
     CityCenter. Through March 17, 2009, each partner had made required equity contributions in 2009 of $237 million. In March and April 2009, the Company funded an additional $270 million, of which $135 million was Infinity World’s share. In conjunction with the amendments to the joint venture agreement and CityCenter credit facility as discussed below, in April 2009 Infinity World agreed to fund its remaining equity contributions, including the $135 million previously funded on its behalf by the Company, and the Company agreed to fund its remaining equity contributions of $224 million, through irrevocable letters of credit.
     In April 2009, the Company and Dubai World entered into an amended and restated joint venture agreement. Also in April 2009, CityCenter and its lenders entered into an amendment to the CityCenter senior secured credit facility. The key terms of the amendment to the credit facility included the following:
•	Reduce the maximum amount of the credit facility to $1.8 billion;

•	Change the maturity date from April 2013 to June 2012 and increase the pricing of the facility;

•	Require the entire amount of remaining equity contributions to be funded through irrevocable letters of credit at the closing, and require the lenders to fund the remaining $800 million of the credit facility at the closing;

•	Amend the funding order such that future funding is pro rata between the equity contributions and the amounts available under the credit facility, with the equity contributions drawn from the letters of credit;

•	Amend the completion guarantees to a) relieve Dubai World of its completion guarantee as amounts are funded from its letter of credit, and b) require an unlimited completion and cost overrun guarantee from the Company, secured by its interests in the assets of Circus Circus Las Vegas and certain adjacent undeveloped land. The Company’s measurement of the fair value of its new completion guarantee is still in progress, but the Company does not currently expect the fair value of the new completion guarantee to exceed the $205 million recorded for the previous completion guarantee (see Note 13).

•	Allow for the first $250 million of net residential sales proceeds to be used to fund project costs which would otherwise be funded under the new completion guarantee.
     The key terms of the amendment to the joint venture agreement included the following:

•	Provide for funding under the letters of credit to be drawn as follows: Infinity World for the first $135 million, the Company for the next $224 million and Infinity World for the final $359 million.

•	Amend the provisions for distributions to allow the first $494 million of available distributions to be distributed on a priority basis to Infinity World, with the next $494 million of distributions made to the Company, and distributions shared equally thereafter.